Exhibit 10.39

EXECUTION COPY

RAYONIER NEW ZEALAND LIMITED

VENDOR

MATARIKI FORESTS

PURCHASER

AGREEMENT FOR SALE AND PURCHASE OF ASSETS

CONTENTS

1.	INTERPRETATION	1

2.	AGREEMENT TO BUY AND SELL THE ASSETS	8

3.	CONDITIONS	9

4.	PURCHASE PRICE AND PAYMENTS	10

5.	APPORTIONMENTS	12

6.	THE VENDOR’S OBLIGATIONS IN THE PRE-COMPLETION PERIOD	14

7.	COMPLETION	15

8.	NON FREEHOLD LAND CONTRACTS	16

9.	INDEMNITIES AND DISPUTE PROCESS	18

10.	POST COMPLETION MATTERS	21

11.	WARRANTIES	21

12.	PUBLIC ANNOUNCEMENTS	27

13.	CONFIDENTIALITY	27

14.	GOODS AND SERVICES TAX	28

15.	GENERAL	29

SCHEDULE 1 - ASSETS		34

SCHEDULE 2 - COMPLETION LIST		38

SCHEDULE 3 - VENDOR’S WARRANTIES		39

SCHEDULE 4 - PURCHASER’S WARRANTIES		42

SCHEDULE 5 - PURCHASE PRICE ALLOCATION		43

SCHEDULE 6 - VENDOR’S KNOWLEDGE		44

SCHEDULE 7 - DUE DILIGENCE FILE INDEX		45

SCHEDULE 8 - ADJUSTMENT STATEMENT AND ADJUSTMENT AMOUNT		62

SCHEDULE 9 - HARVESTING PLAN		64

AGREEMENT dated                              2005

PARTIES

RAYONIER NEW ZEALAND LIMITED (“Vendor”)

MATARIKI FORESTS (“Purchaser”)

INTRODUCTION

A.	The Vendor owns and manages certain forests in New Zealand.

B.	The Vendor has decided to sell its timberland holdings in Northland, the Southern North Island, Marlborough and Southland, being the Forests, with the sale being implemented not as a sale of a going concern but rather as a sale of identified forestry assets.

C.	The parties wish to agree to the sale, purchase and transfer of the Assets on the terms and conditions set out in this Agreement.

AGREEMENT

1.	INTERPRETATION

1.1	Definitions: In this Agreement, unless the context otherwise requires:

“Actual Harvest Volume” means the aggregate actual volume of logs (in tonnes) harvested from all the Forests during the period from 1 January 2005 to the Calculation Time, calculated in accordance with Schedule 8.

“Adjustment Amount” has the meaning set out in clause 4.5(a) or clause 4.5(b), as applicable.

“Adjustment Date” means the date five Business Days after the calculation of the Adjustment Amount has been finalised in accordance with clause 2.1, clause 2.2(d) or clause 2.3(c) of Schedule 8.

“Adjustment Statement” has the meaning set out in clause 1 of Schedule 8.

“Apportionment Adjustment Payment” has the meaning set out in clause 5.4.

“Agreed Form” means, in relation to a document and any date, the form of that document which has been initialled as at that date by the Vendor and the Purchaser for identification purposes only (in each case with such amendments as may be agreed by the Vendor and the Purchaser.

“Agreement” means this agreement including the Background and the Schedules to this Agreement.

“Agreement Date” means the date of this Agreement.

“Assets” means:

(a)	the Freehold Land, the Standing Trees, the Forest Records and the Resource Consents; and

(b)	the rights and entitlements of the Vendor under or relating to the Non Freehold Land Contracts (to the extent these arise and relate to periods after Completion or otherwise relate or correspond to Assumed Liabilities), but, in each case, excludes the Excluded Assets.

“Assumed Liabilities” means:

(a)	the obligations of the Vendor under the Non Freehold Land Contracts to the extent that they arise, and relate to the period, after the Calculation Time;

(b)	the obligations of the Vendor under the Resource Consents to the extent that they are transferred under this Agreement and to the extent that they arise, and relate to the period, after the Calculation Time;

(c)	any obligations in relation to the Assets which either transfer automatically by operation of law with the transfer of the Vendor’s interest in the Assets or which arise in relation to the Assets after Completion;

(d)	any obligations of the Vendor which relate or correspond to the Assets and are disclosed in the Due Diligence Files; and

(e)	any obligations of the Vendor arising prior to the Calculation Time and in respect of which the Purchaser is given a credit in the Final Apportionment Statement.

“Bank Bill Rate” means the average rate per annum (expressed as a percentage) as quoted on Reuters page BKBM (or any successor page displaying substantially the same information) under the heading FRA for bank accepted bills having a term of three months as fixed at 10.45 am on the first Business Day following the due date (and on the first Business Day next following the expiration of each succeeding three-month period after the due date thereafter).

“Business Day” means a day which is not a Saturday, Sunday, public holiday or bank holiday in Auckland, New Zealand.

“Calculation Time” means 11.59 pm (New Zealand time) on the last Business Day immediately before Completion.

“CHH Sale and Purchase Agreement” means the agreement relating to the sale and purchase of all the shares of Carter Holt Harvey Forests Limited and the related assets between Carter Holt Harvey Limited and the Purchaser.

“Claim” includes (as the context permits) a claim, notice, demand, action, proceeding, litigation, investigation, judgment, award, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this Agreement or otherwise.

“Companies Act” means the Companies Act 1993.

“Companies Office” means the New Zealand Companies Office.

“Completion” means the completion of the sale and purchase of the Assets in accordance with clause 7.1, clause 7.2 and clause 7.3.

“Completion Date” means the earlier to occur of:

(a)	the Principal Completion Date; or

(b)	any other date agreed by the Purchaser and the Vendor in writing.

“Completion Notice” means a notice given under clause 7.4(a).

“Completion Valuation” has the meaning set out in clause 4.5(a).

“Completion Valuation Amount” has the meaning set out in clause 4.5(c)(i).

“Conditions” means the conditions to the transactions described in this Agreement described in clause 3.1.

“Consultant” means an independent forestry consultant to be mutually agreed between the parties.

“Crown Forestry Licence” means a Crown forestry licence identified as such in Part C of Schedule 1.

“Debit Note” has the meaning given by the GST Act.

“Default GST” means any additional GST, penalty, interest or other sum levied against the Vendor under the GST Act or the Tax Administration Act 1994 by reason of the non-payment or late payment of the GST payable in respect of any Taxable Supply made under this Agreement, but does not include any sum levied against the Vendor, by reason of a default by that person after the payment of the GST (including any Default GST) to the Vendor by the Purchaser.

“Disclosure Letter” means the disclosure letter in the Agreed Form dated on or before the Agreement Date from the Vendor to the Purchaser containing certain disclosures against the Vendor’s Warranties, executed and delivered on or before the Agreement Date.

“Dispute Process” means the dispute resolution process set down in clause 9.4.

“Due Diligence Investigation” means the process under which the Purchaser and its advisers have conducted a due diligence review of the Assets, which process has involved the disclosure of the Due Diligence Files, and the provision by the Vendor, the Group or their advisers of answers to requests for information;

“Due Diligence Files” means the files of documents containing the materials identified in the Due Diligence Files Index together with the Vendor’s written answers to questionnaires and requests for information made by or on behalf of the Purchaser assembled in binders and initialled by the Purchaser and the Vendor (or on their behalf) for identification purposes on or before the Agreement Date.

“Due Diligence Files Index” means the index of documents set out in Schedule 7.

“Encumbrance” means an interest or power created or arising in or over an interest in an asset under a mortgage, debenture, charge, lien, pledge, hypothecation, title retention, preferential right or other similar instrument, device or power, and includes any agreement or arrangement to grant or create any of the above, but excludes any Permitted Encumbrances.

“Environment” has the same meaning as the definition contained in the Resource Management Act 1991.

“Environmental Law” means any law relating to the Environment.

“Environmental Licence” means any licence, permit, consent, trade waste agreement, authorisation or other approval required under Environmental Law.

“Estimated Apportionment Statement” means the apportionment statement to be prepared by the Vendor and referred to in clause 5.2.

“Event” includes any act, omission, transaction or other occurrence but excludes Completion.

“Excluded Assets” means all assets associated with the Vendor’s log trading business and management arrangements in Tasmania, Hawkes Bay and the Mines Block.

“Excluded Records” means the records relating to the Excluded Assets.

“Expert” has the meaning set out in clause 9.5.

“Expert Determination” means determination in accordance with clause 9.5.

“Final Apportionment Statement” means the apportionment statement to be prepared by the Vendor and referred to in clause 5.3.

“Forests” means those forests set out in Part A of Schedule 1.

“Forest Records” means the records owned and held by the Vendor relating exclusively to the Forests as at Completion but excludes the Excluded Records.

“Forestry Rights” means the forestry rights created in favour of the Vendor as set out in Part D of Schedule 1.

“Freehold Land” means the freehold land set out in Part A of Schedule 1 and includes the Improvements relating to that freehold land.

“Government Agency” means any government or any public, statutory, governmental (including a local government), semi-governmental, local governmental or judicial body, entity, department or authority, any self-regulatory organisation established under statute or any other body that has legal power to require another person to act or not act in a particular way or to authorise a particular act in any part of the world.

“Group” means the Vendor and all subsidiaries or holding companies (as those terms are defined in the Companies Act) of the Vendor and where the context requires, any one or more of those companies.

“GST” means tax charged under the GST Act.

“GST Act” means the Goods and Services Tax Act 1985.

“GST Date” means the earlier of:

(a)	the last day on which the Vendor can account for GST on the supply of the relevant Assets under this Agreement without incurring Default GST; and

(b)	the date on which Completion occurs.

“Guarantees” means those commitments and guarantees given by any member of the Group that are contained within any Non Freehold Land Contract.

“Harvesting Plan” means the harvesting plan for the Forests in the period 1 January 2005 to 31 December 2005 that is set out in Schedule 9.

“Immediately Available Funds” means cash, direct bank transfer of cleared and immediately available funds, or any other manner of payment agreed in writing by the Purchaser and the Vendor.

“Improvements” means, in relation to the Freehold Land and the Non Freehold Land, all the Vendor’s fixtures, buildings and other improvements on the Freehold Land or the Non Freehold Land owned by the Vendor, as the case may be, as at Completion and includes all its right, title and interest in:

(a)	all roads, road gates, fences, tracks, accessways, airstrips, quarries, firebreaks, bridges, culverts, irrigation works, erosion works, water-races, drainage works, water-storage and all works related to the prevention, detection or fighting of fire; and

(b)	in relation to the Freehold Land and Non Freehold Land work (in any instance where the grantee is entitled to the benefit of the work specified in b(i) to (iv) below), done on or for the benefit of the Freehold Land and the Non Freehold Land by any owner, occupier or user thereof in:

(i)	the draining, excavation, filling, reclamation or stabilising of the Freehold Land or Non Freehold Land, or the making of retaining walls or other works appurtenant to that draining, excavation, filling, reclamation or stabilising; or

(ii)	the grading or levelling of that Freehold Land or Non Freehold Land or the removal of rocks, stone, sand or soil there from; or

(iii)	the removal or destruction of vegetation, or the effecting of any change in the nature or character of the vegetation; or

(iv)	the alteration of soil fertility or the structure of the soil; or

(v)	the arresting or elimination of erosion or flooding,

but does not include:

(a)	any improvements (such as, but not limited to, fences, water tanks and related items) which have been placed on that Freehold Land or that Non Freehold Land by holders of tenancies where such holder is entitled, in accordance with the terms of their tenancy, to remove such improvements; and

(b)	any improvements on that Non Freehold Land which are owned by the relevant lessor or grantor of the interest in that Non Freehold Land or for which the lessor or grantor has, in accordance with the terms of the relevant interest in that Non Freehold Land, exercised an option to acquire or give written notice that it intends to do so prior to Completion.

“Income Tax Act” means the Income Tax Act 1994 or the Income Tax Act 2004.

“Information” has the meaning set out in clause 13.1.

“Law” includes:

(a)	principles of law or equity established by decisions of New Zealand courts;

(b)	statutes, regulations or by-laws of New Zealand or a Government Agency; and

(c)	requirements and approvals (including conditions) of New Zealand or a Government Agency that have the force of law.

“Liability” includes all liabilities, losses, damages, costs, interest, fees, penalties, fines, assessments and expenses, and Liabilities has a corresponding meaning.

“Margin” means $45 per cubic meter.

“Non Freehold Land” means the non freehold land interests the subject of Non Freehold Land Contracts set out in Schedule 1 relating to the Forests and includes the Improvements relating to those non freehold land interests.

“Non Freehold Land Contracts” means the leases, forestry rights and Crown Forestry Licences under which the Vendor holds its interest in the Non Freehold Land, details of which are set out in Parts B, C and D of Schedule 1.

“Permitted Encumbrances” means:

(a)	any encumbrances disclosed in the Due Diligence Files;

(b)	security interests arising in the ordinary course of business and disclosed on the Personal Property Securities Register; and

(c)	Encumbrances disclosed in the public database of Land Information New Zealand.

“Personal Property Securities Register” means the register of personal property securities established under section 139 of the Personal Property Securities Act 1999.

“Planned Harvest Volume” means the aggregate volume of logs (in tonnes) planned to be harvested from all the Forests during the period from 1 January 2005 to the Calculation Time, as set down in the Harvesting Plan.

“Pre-Completion Period” means the period commencing on the Agreement Date and ending on the date upon which Completion occurs.

“Prescribed Rate” means, for any day, the Bank Bill Rate for that day plus 5%.

“Principal Completion” means “Principal Completion” under, and as defined in, the CHH Sale and Purchase Agreement.

“Principal Completion Date” has the meaning set out in the CHH Sale and Purchase Agreement, being 3 October 2005, or such later date as may be agreed by the parties to the CHH Sale and Purchaser Agreement.

“Purchase Price” means the aggregate consideration payable for the Assets described in clause 4.2.

“Purchaser’s Warranties” means the representations and warranties set out in Schedule 4.

“Related Company” has the meaning given to that term in section 2(3) of the Companies Act.

“Relief” includes:

(a)	any relief, loss, allowance, credit, deduction or set-off taken into account in computing any Taxation liability, or any grant conferred on any person; or

(b)	any right to repayment of Taxation (whether or not including interest) available to that person, whether in New Zealand or elsewhere.

“Resource Consents” means the resource consents set out in Schedule 1.

“Standing Trees” means all the trees standing or located (even if not standing) on the Non Freehold Land and the Freehold Land as at Completion.

“Shareholders’ Agreement” means the shareholders’ agreement between the shareholders in the Purchaser;.

“Tax, Taxes or Taxation” includes:

(a)	all forms of taxation, withholding, duties, dues, imposts, levies and rates imposed in New Zealand or elsewhere, including income tax, fringe benefit tax, stamp duty, goods and services tax, gift duty, customs or excise duties, regional or local taxes, municipal taxes and accident compensation levies;

(b)	loss of Relief; and

(c)	all interest, penalties, fines and expenses, incidental and relating to or arising in connection with any such taxes, duties, dues, imposts, levies and rates or loss of relief.

“Tax Invoice” has the meaning given by the GST Act.

“Taxable Supply” has the meaning given by the GST Act.

“Third Party” has the meaning set out in clause 11.3.

“Vendor’s Warranties” means the representations and warranties set out in Schedule 3.

“Warranty Claim” means any Claim by the Purchaser (or any person making a Claim through or on behalf of the Purchaser) against the Vendor, for breach of any of the Vendor’s Warranties.

1.2	Interpretation: In this Agreement, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other genders;

(c)	the headings are used for convenience only and do not affect the interpretation of this Agreement;

(d)	other grammatical forms of defined words or expressions have corresponding meanings;

(e)	a reference to a document includes the document as modified from time to time and any document replacing it;

(f)	if something is to be done on a day which is not a Business Day then it must be done on the next Business Day;

(g)	the word “person” includes a natural person and any body or entity whether incorporated or not;

(h)	the word “month” means calendar month and the word “year” means 12 months;

(i)	the words “in writing” include any communication sent by letter, facsimile transmission or email or any other form of communication capable of being read by the recipient;

(j)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;

(k)	wherever “include” or any form of that word is used, it must be construed as if it were followed by “(without being limited to)”;

(l)	each person required to exercise a discretion, express an opinion or satisfy itself as to any matter or thing shall act reasonably in so doing;

(m)	money amounts are stated in New Zealand currency unless otherwise specified; and

(n)	a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body.

1.3	Knowledge:

(a)	A reference in or made during the Due Diligence Investigation or the Disclosure Letter or in this Agreement to the knowledge, information, belief or awareness (or similar expression) of the Vendor, is a reference to the actual knowledge, at the date on which a Warranty is given or deemed to be given (or the date on which any other matter is to be tested or stated), of the persons named in Schedule 6 only, and does not include any facts or circumstances of which any such person has constructive knowledge only. Where a Warranty is qualified by a reference to the knowledge, information, belief or awareness (or similar expression) of the Vendor that Warranty shall be deemed to include an additional statement that it has been made after all reasonable enquiries

(b)	The parties acknowledge that reference to the knowledge and belief of the persons named in Schedule 6 does not give rise to any personal liability of such persons whatsoever to any party to this Agreement.

2.	AGREEMENT TO BUY AND SELL THE ASSETS

2.1	Sale and purchase:

(a)	The Vendor hereby sells the Assets to the Purchaser for the Purchase Price and on the other terms of this Agreement. The Purchaser agrees to buy the Assets from the Vendor on these terms.

(b)	The Purchaser hereby assumes liability for the Assumed Liabilities with effect from the Calculation Time, subject to Completion. Except as expressly provided in this Agreement, the Purchaser does not assume any liability in respect of the Assets other than the Assumed Liabilities.

2.2	Title and risk: The Vendor’s title, right and interest in and to the Assets passes from the Vendor to the Purchaser when the Purchaser pays the Purchase Price to the Vendor. The financial benefit in, and risk of loss or damage to the value of, the Assets shall, subject to Completion, pass to the Purchaser as at the Calculation Time.

2.3	Status before Completion: The parties acknowledge and agree that, notwithstanding any other provision of this Agreement:

(a)	all receipts and expenses derived from or relating to the Assets in respect of the period prior to the Calculation Time are for the benefit or account of the Vendor;

(b)	in preparing the Estimated Apportionment Statement and the Final Apportionment Statement, the Vendor shall be credited with all entitlements to all revenue and income and debited with all costs, expenses and other outgoings derived from or relating to the Assets in each case calculated as at the Calculation Time.

2.4	Bases of transaction: The Purchaser acknowledges that the sale of the Assets is not a sale of a going concern and that the Purchaser is not offering employment to any employees of the Vendor.

3.	CONDITIONS

3.1	Transaction Conditions: Completion is subject to and conditional on each of the following conditions being fulfilled, or waived under clause 3.4, on or before the date set down in respect of that condition in this clause 3.1:

(a)	The CHH Sale and Purchase Agreement becoming unconditional in all respects;

(b)	the Overseas Investment Commission granting consent in writing to the sale and purchase of Assets pursuant to this Agreement, by 23 September 2005;

3.2	Duties in relation to Conditions: The Purchaser and the Vendor must use their respective reasonable endeavours to ensure that each Condition is fulfilled by the date set down in respect of that Condition in clause 3.1 including:

(a)	providing to any Government Agency or any contracting party all necessary notices, information and documents for the purpose of fulfilling the Condition;

(b)	cooperating with the other party;

(c)	not taking any action that would or would be likely to prevent or hinder the fulfilment of the Condition; and

(d)	not withdrawing any notices or applications lodged with a Government Agency or any contracting party, without prior notice to the other party.

3.3	Termination:

(a)	If a Condition:

(i)	is incapable of being satisfied by the time and date set down in clause 3.1; or

(ii)	is not fulfilled (or waived under clause 3.4) before the time and date set down in clause 3.1, or such other date agreed to by the Vendor and Purchaser in writing,

then this Agreement shall terminate upon the Vendor or the Purchaser giving written notice of termination to the other.

(b)	On termination under clause 3.3(a), no party has any obligation or Liability to any other party, except in connection with Claims which arose or related to the period before termination and under clause 12 and clause 13 which will continue to apply.

(c)	A Condition shall not be regarded as being satisfied or fulfilled until it has been satisfied or fulfilled to the satisfaction of the Vendor and the Purchaser.

3.4	Fulfilment by waiver: The Conditions may be waived only if the Purchaser and the Vendor agree in writing to waive the Condition (but only to the extent set out in the waiver).

4.	PURCHASE PRICE AND PAYMENTS

4.1	Consideration for the Assets: In consideration for the Vendor selling the Assets to the Purchaser, the Purchaser must pay the Purchase Price in accordance with this clause 4.

4.2	Purchase Price: The Purchase Price payable by the Purchaser for the Assets is $269,900,000 less any amount established under clause 6.3 prior to Completion.

4.3	Allocation: Subject to any adjustment made in accordance with clause 6.3, the Vendor and the Purchaser agree that the Purchase Price for the Assets is allocated as set out in Schedule 5.

4.4	Payment of Purchase Price and Estimated Apportionments:

The Purchaser shall pay the Purchase Price in cleared funds to the Vendor on Completion.

(a)	On the Completion Date, the Vendor or the Purchaser, as the case may be, must deliver to the Purchaser or Vendor, as the case may be, the amount specified for payment by that party in the Estimated Apportionment Statement required in terms of clause 5.2.

(b)	The Purchaser must pay to the Vendor, or the Vendor must pay to the Purchaser, the Adjustment Amount on the Adjustment Date.

4.5	Adjustment to Purchase Price:

(a)	If the Actual Harvest Volume exceeds the Planned Harvest Volume by an amount exceeding 5% of that Planned Harvest Volume; calculated as at the Calculation Time, then the Vendor shall pay to the Purchaser the Adjustment Amount calculated as at the Calculation Time as follows:

AA = [A – P] x M

Where:

AA	means the Adjustment Amount

A	means the Actual Harvest Volume (in tonnes)

P	means the Planned Harvest Volume (in tonnes)

M	means the Margin.

(b)	If the Actual Harvest Volume is less than the Planned Harvest Volume by an amount exceeding to 5% of that Planned Harvest Volume calculated as at the Calculation Time, then the Purchaser shall pay to the Vendor the Adjustment Amount calculated as at the Calculation Time as follows:

AA = [P – A] x M

Where:

AA	means the Adjustment Amount

P	means the Planned Harvest Volume (in tonnes)

A	means the Actual Harvest Volume (in tonnes)

M	means the Margin.

(c)	If the Actual Harvest Volume exceeds or is less than the Planned Harvest Volume at the Calculation Time, then the sole and exclusive remedies available to both the Vendor and the Purchaser are:

(i)	if the Actual Harvest Volume exceeds or is less than the Planned Harvest Volume by an amount equal to or less than 5% of the Planned Harvest Volume neither the Vendor nor the Purchaser shall have any Claim against the other and no compensation is payable; or

(ii)	if the Actual Harvest Volume exceeds or is less than the Planned Harvest Volume by an amount equal to more than 5% of the Planned Harvest Volume, the Vendor shall pay to the Purchaser or the Purchaser shall pay to the Vendor, as the case may be, the Adjustment Amount in accordance with clause 4.5(a) or clause 4.5(b); or

(iii)	if the Actual Harvest Volume exceeds the Planned Harvest Volume by an amount equal to more than 20% of that Planned Harvest Volume then, in addition to the Vendor paying to the Purchaser the Adjustment Amount, the Purchaser may make a Warranty Claim against the Vendor for breach of the Vendor’s Warranty set out in clause 17 of Schedule 3. In calculating the amount of any Liability the Vendor has to the Purchaser for breach of the Vendor’s Warranty set out in clause 17 of Schedule 3 there shall be taken into account the payment of the Adjustment Amount through the operation of clause 4.5(a) and clause 4.4(c).

(d)	If the Vendor or Purchaser is required to make payment of an Adjustment Amount, that party shall do so within five Business Days of the Adjustment Date.

(e)	The party making the Adjustment Amount payment shall, in addition, pay interest on the Adjustment Amount payable at the Bank Bill Rate for each day during the period from and including the date upon which Completion occurs until but excluding the Adjustment Date.

4.6	Payments: All payments under this Agreement must be made in Immediately Available Funds before 3.00 pm (New Zealand time) on the due date for payment, unless this Agreement expressly provides otherwise.

4.7	Default interest: If a party fails to pay on the due date any amount which that party is obliged to pay under this Agreement, then that party must on demand pay the other party interest on that amount at the Prescribed Rate for each day during the period from and including the date on which the default was made until but excluding the day that amount (and all interest on that amount) has been paid in full.

4.8	Calculation of interest: Any interest payable under this Agreement will be calculated and accrue on a daily basis and will be capitalised every 30 days.

4.9	Core acquisition price:

(a)	The Purchase Price does not include any capitalised interest and the parties agree that the Purchase Price is the “lowest price” for the purposes of valuing the Assets in accordance with section EW 32(3) of the Income Tax Act 2004.

(b)	The parties agree that they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and they will file their tax returns accordingly.

4.10	Adjustment to Purchase Price: If any payment is made by the Vendor to the Purchaser or by the Purchaser to the Vendor in respect of:

(a)	an Adjustment Amount; or

(b)	any Claim for any breach of this Agreement (including, for the avoidance of doubt, a breach of a Purchaser’s Warranty or a Vendor’s Warranty); or

(c)	an indemnity under this Agreement,

4.11	or any adjustment to the Purchase Price is made in accordance with clause 6.3, the payment or adjustment shall adjust that portion of the Purchase Price allocated in Schedule 5 to the Assets to which the payment and/or Claim and/or adjustment relates under this Agreement and the Purchase Price for the particular Asset shall be deemed to be adjusted by the amount of such payment. Any disagreement between the Vendor and the Purchaser in relation to this clause 4.10 shall be referred to Expert Determination.

4.12	Other rights not affected: A party’s right to require payment of interest does not affect any other rights or remedies it may have in respect of a failure to pay an amount due under this Agreement.

5.	APPORTIONMENTS

5.1	Periodic payments:

(a)	All costs, expenses and other outgoings of any nature, including all rent, rates, power, water, fees and rentals (but excluding insurance premiums), and all revenue and income of any nature, in each case that relate to the Assets, must be apportioned between the Vendor and the Purchaser as at the Calculation Time.

(b)

If there is any rent or licence fee review under or relating to any amount to be apportioned under clause 5.1 that takes place after Completion that alters the amount payable in respect of any period prior to Completion, then the Vendor shall pay to the Purchaser, or the Purchaser shall pay to the Vendor, as the case may be, the appropriate amount to reflect the change within 10 Business Days of the alteration of such rent or licence fee (with any dispute dealt with under the Dispute Process). The Purchaser may not agree any rent or licence fee review with any counterparty for which it will seek to recover payment from the Vendor under this clause 5.1 (or which will otherwise result in an additional payment being required to be made by the Vendor) without the prior written consent of the Vendor, such consent not to be unreasonably withheld.

5.2	Apportionment estimate prepared: No later than 5 Business Days prior to Completion, the Vendor shall provide the Purchaser with an apportionment statement, (“Estimated Apportionment Statement”), together with appropriate supporting documentation, detailing the payments that the Vendor estimates are required to be made under clause 5.1(a) on Completion, and showing whether the Vendor or the Purchaser is required to make a net payment to the other. All amounts in the Estimated Apportionment Statement and all calculations required by this clause 5.2 are to exclude GST.

5.3	Final Apportionment Statement: Within 30 Business Days after Completion, the Vendor shall provide the Purchaser with an apportionment statement (“Final Apportionment Statement”) detailing the actual payment required to be made under clause 5.1(a), and showing whether the Vendor or the Purchaser is required to make a net payment to the other, together with such working papers as the Purchaser may reasonably require to satisfy itself as to the calculation of such amounts. All amounts in the Final Apportionment Statement and all calculations required by this clause 5.3 are to exclude GST.

5.4	Apportionment adjustment: Subject to clause 5.5 below, if the Final Apportionment Statement differs from the Estimated Apportionment Statement, the Vendor will make an adjusting payment to the Purchaser, or the Purchaser will make an adjusting payment to the Vendor, as the case may require, together with interest thereon at the Bank Bill Rate (calculated on a daily basis), within 10 Business Days of the receipt by the Purchaser of the Final Apportionment Statement. To the extent that any incomings and outgoings that are to be apportioned pursuant to clause 5.1(a) have not been determined by the date of preparation of the Final Apportionment Statement, estimated incomings and outgoings will be included in the Final Apportionment Statement. A further adjustment payment (“Apportionment Adjustment Payment”) will be determined and made in a manner consistent with clause 5.3 and this clause 5.4 once these amounts have been determined.

5.5	Disputes: If the Purchaser disputes the Final Apportionment Statement, then:

(a)	the Purchaser must notify the Vendor within 10 Business Days after receipt of the Final Apportionment Statement or Apportionment Adjustment Payment, as the case may be, and specific details of the calculation it does not accept;

(b)	the Vendor and the Purchaser shall negotiate in good faith for a period of 10 Business Days from the date of receipt by the Vendor of notice from the Purchaser under clause 5.5(a) in order to attempt to resolve the dispute and determine the further adjusting payment that is necessary (if any) and the party obliged to make that payment; and

(c)	where the dispute is not resolved pursuant to clause 5.5(b), then either the Vendor or the Purchaser may refer such dispute to the Expert in accordance with clause 9.5.

6.	THE VENDOR’S OBLIGATIONS IN THE PRE-COMPLETION PERIOD

6.1	Operations pending Completion: In respect of the Pre-Completion Period, the Vendor shall, unless the prior written consent of the Purchaser is given to act otherwise (which consent must not be unreasonably delayed or withheld) ensure that the Forests and Freehold Land are managed in a manner consistent with past practice, employing the same degree of care and skill as a reasonable person with expertise in large scale commercial forestry management in New Zealand would use in carrying out equivalent obligations. The Vendor’s obligation under this clause shall for the avoidance of doubt extend to the replanting of areas awaiting regeneration and road construction and maintenance in preparation for harvest.

6.2	Co-operation:

(a)	In respect of the Pre-Completion Period, the Vendor and the Purchaser shall each co-operate during this period in respect of all matters relating to or arising out of the transition of the Assets from the ownership or control of the Vendor to the ownership or control of the Purchaser.

(b)	Nothing in this clause 6.2 will require the Vendor or the Purchaser or to pay any money or provide any other valuable consideration to or for the benefit of any person or otherwise take action which would or is reasonably likely to impact adversely on or otherwise be contrary to the interests of the Vendor or the Purchaser, respectively.

6.3	Risk:

(a)	The Assets shall, subject to Completion, remain in all respects at the risk of the Vendor until the Calculation Time.

(b)	If any of the Assets are lost, destroyed or materially damaged prior to the Calculation Time and the loss, destruction or damage has not been made good by Completion, then the Purchaser must complete the purchase of the Assets upon the basis that the Purchase Price is or shall be reduced by an amount equal to the loss of value of the relevant property resulting from the loss, destruction or damage.

(c)	If the Vendor and the Purchaser are unable to agree on the amount by which the Purchase Price is to be reduced pursuant to clause 6.3(b) within 10 Business Days of commencing discussions, the amount shall be determined under the Dispute Process.

(d)	For the avoidance of doubt, the harvesting of trees pursuant to the Harvesting Plan does not constitute loss or damage pursuant to this clause 6.3.

6.4	Permitted acts: During the Pre-Completion Period, the Vendor may do or omit to do anything that the Vendor considers appropriate or necessary including any of the following insofar as it relates to the Assets and any other contracts, assets or arrangements:

(a)	anything to reasonably respond to an existing or pending emergency or disaster;

(b)	anything which is necessary to meet its legal or contractual obligations; and

(c)	anything permitted by this Agreement,

provided that any action taken under this clause 6.4 shall be reported to the Purchaser as soon as reasonably practicable after the event

6.5	Substitution of Guarantees:

(a)	If the Vendor has not obtained a release of any of the Guarantees by the Agreement Date then, during the Pre-Completion Period and, if necessary, as soon as possible following Completion, the Purchaser must use all reasonable endeavours to assist the Vendor to secure a release of the Vendor and any other member of the Group from those Guarantees with effect from Completion.

(b)	Without limiting its obligations under clause 6.5(a), the Purchaser shall provide a such substitute guarantees as may be required by any third party whose consent to the release of the Guarantee is required, provided that:

(i)	the Purchaser shall not be required to guarantee any greater sum or obligation than that provided by the Vendor or any member of the Group immediately prior to the release of the Guarantee; and

(ii)	nothing in this clause 6.5 (b) shall be construed as requiring any person other than the Purchaser to provide such substitute guarantees.

7.	COMPLETION

7.1	Time and place of Completion: Completion must occur on the Completion Date at:

(a)	the offices of the Vendor’s Solicitors at Level 18, PricewaterhouseCoopers Tower, 188 Quay Street, Auckland by no later than 2:00 pm (New Zealand time) on the Completion Date; or

(b)	any other place or time the Vendor and Purchaser agree in writing.

7.2	Vendor’s obligations at Completion: At Completion, the Vendor must:

(a)	deliver and make available to the Purchaser possession and control of all of the Assets at such place as the Assets may be, other than those to which the provisions of clause 7.2(b) relate; and

(b)	do all of the things stated in Part A of Schedule 2 and, in respect of delivery, make delivery at the offices of the Vendor’s Solicitors.

7.3	Purchaser’s obligations at Completion: At Completion, the Purchaser must do all of the things stated in Part B of Schedule 2.

7.4	Default in Completion: If, without the written agreement of the Vendor and the Purchaser, Completion does not take place on the Completion Date due to the Vendor or the Purchaser (“Defaulting Party”) not complying with clause 7.2 or clause 7.3 (respectively), then the following provisions apply:

(a)	that of the Vendor or the Purchaser which is not the Defaulting Party (“Non-Defaulting Party”) may give the Defaulting Party a notice (“Completion Notice”) requiring the Defaulting Party to comply with clause 7.2 or clause 7.3 (as the case may be) within three Business Days after the date the notice is given;

(b)

a Completion Notice will be effective only if the Non-Defaulting Party, at the time the notice is given, is in all respects ready, able and willing to proceed to effect Completion in accordance with the Completion Notice (and the Non-Defaulting Party states in the Completion Notice that it is so ready, willing and able) or is not so ready, able and willing to effect Completion only by reason of the default or omission of the Defaulting Party;

(c)	the Defaulting Party must comply with all of its obligations under clause 7.2 or 7.3 (as the case may be) within three Business Days after the date the Completion Notice is given;

(d)	if the Defaulting Party is the Purchaser and the Purchaser does not comply with its obligations referred to in clause 7.4(c), then the Vendor may, without prejudice to any of its other rights or remedies available under this Agreement or at Law:

(i)	sue the Purchaser for specific performance; or

(ii)	terminate this Agreement and sue the Purchaser for damages;

(e)	the damages claimable by the Vendor under clause 7.4(d) will include all damages claimable at Law, the Vendor’s legal costs (on a full indemnity basis) arising from the Purchaser’s non-compliance with its obligations referred to in clause 7.4(c);

(f)	the amount of the loss referred to in clause 7.4(e) may include:

(i)	the difference between the Purchase Price and the price at which the Assets are sold on any resale, provided that the Vendor has obtained the best price reasonably obtainable for such Assets;

(ii)	interest on the unpaid or unsatisfied portion of the Purchase Price at the Prescribed Rate for each day during the period from and including the Completion Date until but excluding the day of completion of such resale; and

(iii)	all costs and expenses reasonably incurred (including the Vendor’s legal costs on a full indemnity basis) in any resale or attempted resale of the Assets;

(g)	if the Defaulting Party is the Vendor and it does not comply with its obligations referred to in clause 7.4(c), then the Purchaser may, without prejudice to any of its other rights or remedies available under this Agreement or at Law;

(i)	sue the Vendor for specific performance; or

(ii)	terminate this Agreement and sue the Vendor for damages;

(h)	the damages claimable by the Purchaser under clause 7.4(g) will include all damages claimable at Law and the Purchaser’s legal costs (on a full indemnity basis) arising from the Vendor’s non-compliance with its obligations referred to in clause 7.4(c); and

(i)	on termination under clause 7.4(d) or clause 7.4(g), this clause 7.4 and clause 13 continues to apply.

8.	NON FREEHOLD LAND CONTRACTS

8.1	Pre-Completion novations or assignments of Non Freehold Land Contracts: The Vendor must use all reasonable endeavours to:

(a)	novate; or

(b)	if, in the opinion of the Vendor, novation is not acceptable to the counter-party, if elected by the Vendor in its absolute discretion, assign,

its right and interest under the Non Freehold Land Contracts to the Purchaser effective on Completion and to obtain the consent of the counter-parties to the novation or, where required, assignment, as the case may be, by Completion.

8.2	Payments: Nothing in this clause 8 will require the Vendor or Purchaser:

(a)	to pay any money or provide any other valuable consideration to or for the benefit of any person (other than an obligation under a Non Freehold Land Contract to reimburse the reasonable out-of-pocket costs of any third parties); or

(b)	otherwise take action which would or is reasonably likely to impact adversely on or otherwise be contrary to its interests.

8.3	Documents: The Vendor must, at its own cost, as soon as practicable following the Agreement Date, prepare deeds of novation or assignment (as the case may be) and consents for the novation or assignment of the Non Freehold Land Contracts and associated documents, the form of such deeds and consents to be first approved by the Purchaser.

8.4	Pre-Completion Assistance: The Purchaser:

(a)	must, prior to Completion, use all reasonable endeavours to assist the Vendor to secure in respect of each Non Freehold Land Contract, the consent of the counter-party to the novation or, if required, assignment (as the case may be);

(b)	must, prior to Completion, without limiting its obligations under clause 8.4(a), provide substitute guarantees no more onerous than the terms of the relevant Guarantee and reasonable financial and operational information required by any counter-party to any Non Freehold Land Contract whose consent is required; provided that:

(i)	the Purchaser shall not be required to guarantee any greater sum or obligation than that provided by the Vendor or any member of the Group immediately prior to the release of the Guarantee; and

(ii)	nothing in this clause 6.5 (b) shall be construed as requiring any person other than the Purchaser to provide such substitute guarantees;

(c)	must, prior to Completion, accept, or acknowledge that it will accept, any reasonable terms imposed by the counter-party to any Non Freehold Land Contract whose consent is required that it is entitled to impose or require; and

(d)	subject to clause 3, must not delay or fail to complete the purchase of the Assets if the counter-parties to all the Non Freehold Land Contracts have not consented to the novation or, if required, assignment of the Non Freehold Land Contracts on or before Completion.

8.5	Post Completion novations or assignments of Non Freehold Land Contracts:

(a)

The Vendor must use all reasonable endeavours following Completion to assist the Purchaser to obtain the consent of the counter-parties to those Non Freehold Land Contracts not yet novated or, if required, assigned to the Purchaser, to the novation or, if acceptable to the Vendor in its absolute discretion, the assignment (with a release all relevant companies in the Group or, at the absolute discretion of the Vendor, without a release of any companies in the Group) of those Non Freehold Land Contracts to the Purchaser (on terms acceptable to the Vendor).

(b)	If, and to the extent that, any Non Freehold Land Contract is not or cannot be novated or, if acceptable to the Vendor in its absolute discretion, assigned (with a release of all relevant companies in the Group or, at the absolute discretion of the Vendor, without a release of any companies in the Group) to the Purchaser by Completion:

(i)	from Completion, legal ownership of that Non Freehold Land Contract will remain with the Vendor;

(ii)	the Purchaser will use all reasonable endeavours to obtain the consent from the counter-parties to that Non Freehold Land Contract to the novation, or, if acceptable to the Vendor in its absolute discretion, assignment (with a release of all relevant companies in the Group or, at the absolute discretion of the Vendor, without a release of any companies in the Group) or any other arrangement agreed under clause 8.5(b)(iv);

(iii)	without limiting its obligations under clause 8.5(b)(ii), the Purchaser must provide any financial and operational information as may be reasonably required by any counter-party whose consent is required, and substitute guarantees on terms no more onerous than the terms of the relevant Guarantee, provided that nothing in this subclause shall be construed as requiring any person other than the Purchaser to provide such substitute guarantees;

(iv)	from Completion the Vendor will hold all of its right, title and interest in that Non Freehold Land Contract on trust for the benefit of the Purchaser and will act in accordance with the reasonable directions of the Purchaser in relation to the performance of that Non Freehold Land Contract (provided that the Vendor is not obliged to do, procure or allow to be done anything that would, in its reasonable opinion, breach any obligations (including obligations of confidentiality) that the Vendor owes to any third party or under any Law); and

(v)	if the counter-parties to that Non Freehold Land Contract (being a material agreement to a Forest) continue to refuse to consent to the novation or, if acceptable to the Vendor in its absolute discretion, assignment (with a release of all relevant companies in the Group or, at the absolute discretion of the Vendor, without a release of any companies in the Group) of that Non Freehold Land Contract to the Purchaser, the Vendor and the Purchaser will negotiate in good faith with a view to agreeing an alternative mechanism to transfer the benefit of that Non Freehold Land Contract to the Purchaser (on terms acceptable to both the Vendor and the Purchaser, each acting reasonably) without causing a breach of that Non Freehold Land Contract.

(c)	The Purchaser must accept any reasonable terms imposed by the counter-party to a Non Freehold Land Contract that it is entitled to impose however.

9.	INDEMNITIES AND DISPUTE PROCESS

9.1	Indemnity by Vendor: The Vendor, subject to Completion, indemnifies and must keep indemnified the Purchaser against all Liabilities incurred or Claims in connection with any failure by the Vendor to perform all obligations under, or comply with the terms of, any Non Freehold Land Contract for the period prior to Completion provided that no claim may be made by the Purchaser under this clause 9.1 for any amount for which it is given credit under the Final Apportionment Statement. The Vendor agrees to account to the Purchaser for all the sums received by the Vendor in respect of any Non Freehold Land Contract which relates to the period following Completion.

9.2	Indemnity by Purchaser: The Purchaser must, subject to Completion, assume and fully and effectively perform, or procure the performance of, all its obligations from Completion arising under

(a)	the Non Freehold Land Contracts; and

(b)	the Assumed Liabilities,

and indemnifies and must keep indemnified the Vendor against all Liabilities incurred or Claims in connection with any failure by the Purchaser (or any assignee or transferee thereof) to perform or to procure the performance of all obligations under, or the compliance with the terms of, any of the Non Freehold Land Contracts and relating to the Assumed Liabilities. The Purchaser agrees to account to the Vendor for all the sums received by the Purchaser in respect of any Non Freehold Land Contract which relates to the period prior to the Calculation Time.

9.3	No claims for consequential loss:

Except to the extent set out in clause 7.4(g) and clause 7.4(h) or in respect of any loss of an equivalent nature suffered by the Purchaser as a result of a prior repudiation of this Agreement by the Vendor in breach of this Agreement, the Purchaser shall not make any Claim under this Agreement, and the Vendor shall not have any Liability under this Agreement, for loss of profits, or for special, indirect or other consequential loss or damage (including any loss of business or opportunity, loss of use of an asset, loss of production, contract or goodwill, loss or corruption of data and additional finance or interest costs), regardless of whether the Purchaser had been advised of the possibility of such loss or damage. Except to the extent set out in clause 7.4(e) and clause 7.4(f) or in respect of any loss of an equivalent nature suffered by the Vendor as a result of a prior repudiation of this Agreement by the Purchaser in breach of this Agreement, the Vendor shall not make any Claim under this Agreement, and the Purchaser shall not have any Liability under this Agreement, for loss of profits, or for special, indirect or other consequential loss or damage (including any loss of business or opportunity, loss of use of an asset, loss of production, contract or goodwill, loss or corruption of data and additional finance or interest costs), regardless of whether the Vendor had been advised of the possibility of such loss or damage.

9.4	Dispute Process:

(a)	Any dispute which is to be resolved in accordance with the Dispute Process will be determined in accordance with this clause 9.4;

(b)	The parties agree to meet and negotiate in good faith to resolve any and all disputes relating to or arising out of this Agreement;

(c)	If the parties cannot resolve a dispute by negotiations under clause 9.4(b), either party may by written notice to the other require that the dispute be dealt with by mediation under the following terms:

(i)	the mediation shall be conducted in terms of the LEADR New Zealand Incorporated standard mediation agreement; and

(ii)	the mediation shall be conducted by a mediator and at a fee agreed by the parties. Failing agreement between the parties, the mediator will be selected and his/her fee determined by the Chair for the time being of LEADR New Zealand Incorporated.

(d)	If a dispute is not resolved by mediation under clause 9.2(c), either party may require the dispute to be resolved by arbitration by giving written notice to that effect to the other party. The arbitration shall be governed by the Arbitration Act 1996 (including, for the avoidance of doubt, schedules one and two of that Act) except as modified as follows:

(i)	the arbitration will take place using a single arbitrator;

(ii)	upon the dispute being referred to arbitration, the parties will appoint a single arbitrator if they can agree on one. If the parties cannot agree on an arbitrator within 5 Business Days of the receipt of the notice under this clause 9.2(d), the arbitrator shall be appointed by the then President of the New Zealand Law Society (or his or her nominee) on the written request of either party;

(e)	The arbitrator will:

(i)	be suitably qualified for this purpose in matters relevant to the dispute;

(ii)	be as independent from the parties as reasonably possible;

(iii)	not be an ex-employee of either party; and

(iv)	not have entered into significant contracts or arrangements with either party;

(f)	The arbitration shall be held in Auckland;

(g)	The decision of the arbitrator (including the right to determine damages and costs) will be final and binding on the parties;

(h)	Each party waives any rights at law to institute proceedings against the other relating to the dispute prior to the final decision of the arbitrator, except that nothing in this Agreement prevents a party from seeking urgent interlocutory relief;

(i)	The parties shall each submit their positions to the arbitrator and the arbitrator shall be empowered to select the position of one party or the other; and

(j)	Pending the resolution of a dispute in accordance with this clause 9.4, the parties will continue to perform all their obligations under this Agreement without prejudice.

9.5

Expert Determination: Any dispute which may arise between the parties out of or in connection with this Agreement which may or shall require resolution by an expert shall be referred for decision by an independent expert (“Expert”). The determination shall be commenced by a party serving written notice on the other party stating the subject matter and details of the dispute and requiring the dispute to be referred to an Expert. The Expert shall be appointed by the parties, or failing agreement within five Business Days after, and exclusive of, the date of service of the written notice shall be appointed at the request of a party by the president or vice-president for the time being of the Auckland District Law Society or the nominee of such president or vice-president. Any such Expert shall decide the matters referred to him as an expert and not as an arbitrator. The determination by the Expert shall be conducted as soon as possible at

Auckland and the parties shall be bound by any decision of the Expert without questioning the correctness of such decision or direction in any proceedings other than in respect of a manifest error.

9.6	Qualifications of the Expert: The Expert will:

(i)	be suitably qualified for this purpose in matters relevant to the dispute;

(ii)	be as independent from the parties are reasonably possible;

(iii)	not be an ex-employee of either party;

(iv)	not have entered into significant contracts or arrangements with either party; and

(v)	presentations, if any, to the Expert shall be held in Auckland.

10.	POST COMPLETION MATTERS

10.1	Access to information: The Purchaser must ensure that the Vendor is promptly afforded reasonable access to the Forest Records on reasonable request by the Vendor for the purpose of:

(a)	enabling the Vendor to comply with any applicable Law or to ascertain or deal with a matter in relation to Tax;

(b)	the preparation of financial statements or Tax returns for the Vendor; and

(c)	defending or dealing with any Claim against the Vendor.

10.2	Land:

(a)	No error, omission or mis-description of any Freehold Land or Non Freehold Land or the title to any Freehold Land or Non Freehold Land will annul the sale but this clause 10.2(a) shall not limit the Purchaser’s rights in respect of any Warranty Claim.

(b)	The Vendor shall not be obliged to point out the boundaries of any Freehold Land or Non Freehold Land to the Purchaser.

(c)	The Vendor shall not be liable to pay for or contribute towards the expense of erection or maintenance of any fence between any Freehold Land or Non Freehold Land and any contiguous land of the Vendor but this clause 10.2(c) shall not enure for the benefit of any subsequent purchaser of the contiguous land; and the Vendor shall be entitled to require the inclusion of a fencing covenant to this effect in any transfer of the Freehold Land or Non Freehold Land.

(d)	After Completion, the Vendor must give notice of sale to the territorial authority having jurisdiction with respect to the Freehold Land.

11.	WARRANTIES

11.1

Warranties by Vendor: The Vendor warrants and represents to the Purchaser that, subject to the limitations in this clause 11, each of the Vendor’s Warranties are true and accurate at the Agreement Date and will be so at Completion. The Vendor shall notify the Purchaser immediately if it becomes aware of a fact or circumstance which would cause a Warranty to be untrue or inaccurate if given at the Agreement Date or Completion.

11.2	Warranties by Purchaser: The Purchaser warrants and represents to the Vendor that each of the Purchaser’s Warranties are true and accurate at the Agreement Date and will be so at Completion.

11.3	Vendor must pay for breach: Subject to the other provisions of this clause 11, if:

(a)	the Purchaser makes a Warranty Claim; and

(b)	the Purchaser complies with its obligations under this clause 11 in respect of the Warranty Claim,

then the Vendor must pay to the Purchaser, as the Purchaser’s sole and exclusive remedy, damages for any breach associated with the Warranty Claim.

11.4	Time limits and other requirements for Warranty Claims:

(a)	Notwithstanding any other provision of this Agreement and to the fullest extent permitted by Law, the Purchaser must not make a Warranty Claim unless:

(i)	it notifies the Vendor of the Warranty Claim as soon as practicable after the Purchaser becomes aware of the matter, information or circumstance giving rise to, or the subject of, the Warranty Claim and, in any event before the expiration of 18 months after Completion (such time limit not to apply in respect of paragraph 4 of Schedule 3);

(ii)	the notice to the Vendor gives reasonable details of the nature of the Warranty Claim, to the extent actually known to the Purchaser, and an estimate of the amount claimed and details of how it has been calculated; and

(iii)	the Purchaser has begun court proceedings relating to the Warranty Claim or the Vendor admits the Warranty Claim or the Warranty Claim is settled, in each case, within 6 months of the relevant period under clause 11.4(a)(i).

(b)	The Vendor is not liable to make any payment whether by way of damages or otherwise for any Warranty Claim if a Warranty Claim is made by the Purchaser other than in accordance with clause 11.4(a).

11.5	Limits on Warranty Claims:

(a)	The Purchaser must not make a Warranty Claim (other than any Warranty Claim in respect of paragraph 4 of Schedule 3) unless the value of that Warranty Claim (including any one of a series of Warranty Claims aggregated with similar Warranty Claims arising from the same event or circumstance) is more than $300,000.

(b)	The Vendor is not liable to make any payment in respect of a Warranty Claim (whether by way of damages or otherwise) (other than any Warranty Claim in respect of paragraph 4 of Schedule 3) unless the amount finally adjudicated against the Vendor in respect of that Warranty Claim (including an amount adjudicated in respect of any series of Warranty Claims arising from the same event or circumstance) is more than $300,000.

(c)	Without limiting clauses 13.5(a) and 13.5(b):

(i)	the Purchaser must not make a Warranty Claim (other than any Warranty Claim in respect of paragraph 4 of Schedule 3) unless the aggregate of that and all other Warranty Claims in total is more than $3,000,000 and those Warranty Claims may only be pursued (whether under this Agreement or otherwise) to the extent that the aggregate of those Warranty Claims together exceed $3,000,000; and

(ii)	the Vendor is not liable to make any payment in respect of a Warranty Claim (whether by way of damages or otherwise) (other than any Warranty Claim in respect of paragraph 4 of Schedule 3) unless the aggregate of that and all other Warranty Claims finally adjudicated against the Vendor, in total is more than $3,000,000 in which case the Vendor shall be liable for the total amount of the Warranty Claim.

11.6	Maximum amount the Purchaser may recover in respect of Claims:

(a)	The Purchaser must not make a Warranty Claim or Claim if and to the extent the aggregate of that and all other Warranty Claims and/or Claims in total is more than an amount equal to 50% of the Purchase Price.

(b)	The Vendor is not liable to make any payment in respect of a Warranty Claim or Claim (whether by way of damages or otherwise) if and to the extent the aggregate of that and all other Warranty Claims and/or Claims finally adjudicated against the Vendor in total is more than an amount equal to 50% of the Purchase Price.

11.7	Purchaser acknowledgments: The Purchaser acknowledges and agrees that

(a)	the Vendor has not made any representation or warranty (express or implied) in connection with this Agreement (including a representation or warranty about the financial or other prospects of the Assets) other than the Vendor’s Warranties, and that no such representation or warranty has been made on behalf of the Vendor;

(b)	certain employees, agents and advisers of the Purchaser have been involved in the negotiations and discussions leading to the execution of this Agreement and, subject to clause 11.8:

(i)	any matter fairly disclosed in writing to any of those persons; and

(ii)	any request or approval by any of those persons,

will be deemed to be, for the purposes of this clause 11, disclosed or known to, or requested or approved by, the Purchaser;

(c)	in entering into this Agreement and proceeding to Completion, the Purchaser relies solely on its own judgement, investigations and professional advice received and does not rely on any statement, representation or warranty, other than the Vendor’s Warranties;

(d)	the Vendor’s Warranties are qualified as set down in clause 1.3;

(e)	to the fullest extent permitted by Law:

(i)	the Purchaser’s right to payment under clause 11.3 is the Purchaser’s sole and exclusive remedy in respect of a Warranty Claim and the Purchaser is not entitled to any other or separate cause of action for damages or other relief arising from any alleged misrepresentation, breach of warranty or otherwise;

(ii)	all terms, conditions, undertakings, inducements, warranties or representations, whether express or implied, statutory or otherwise, which are not expressly set out in this Agreement or the Disclosure Letter and which relate to or are connected with this Agreement or a matter the subject of a Vendor’s Warranty, are excluded; and

(iii)	the Purchaser must not make, and waives any right it may otherwise have to make, any Warranty Claim against the Vendor under any applicable Law, other than as set out in clause 11.3;

(f)	any monetary compensation received by the Purchaser as a result of a breach of a Vendor’s Warranty is deemed to be in reduction and partial refund of the Purchase Price;

(g)	the Vendor has not made any representation or warranty (express or implied) in connection with this Agreement that it has legal title to, or any enforceable right to harvest, any trees that are planted outside the legal boundaries of the relevant Freehold Land or Non Freehold Land.

11.8	Limits on types of Warranty Claims: The Purchaser must not make a Warranty Claim to the extent that:

(a)	the matter, information or circumstance giving rise to, or the subject of, the Warranty Claim is fairly disclosed to the Purchaser in writing on or before the Agreement Date (including by way of the Due Diligence Files or the Disclosure Letter); or

(b)	at the Agreement Date, the Purchaser knows of the matter, information or circumstance giving rise to, or the subject of, the Warranty Claim or the matter, information or circumstance is disclosed pursuant to a search conducted properly by Purchaser in the following public databases:

(i)	PPSR Register;

(ii)	High Court, Environmental Court, Court of Appeal and Supreme Court Registers;

(iii)	Land Information New Zealand; and

(iv)	the Waitangi Tribunal; or

(c)	the Warranty Claim results from, or the amount of the Warranty Claim is increased because of new Law or a change in the Law or in its interpretation; or

(d)	the Warranty Claim results from, or the amount of the Warranty Claim is increased because of, an increase in a rate of Tax on or after the Agreement Date; or

(e)	the matter, information or circumstance giving rise to, or the subject of, the Warranty Claim would not have arisen but for any change in ownership of the Assets on or after Completion; or

(f)	the Warranty Claim arises because of a thing the Vendor does or does not do:

(i)	at the Purchaser’s express request;

(ii)	with the Purchaser’s express consent; or

(g)	the matter, information or circumstance giving rise to, or the subject of, the Warranty Claim is made good without cost to the Purchaser; or

(h)	the Warranty Claim is in respect of any budget, forecast, estimate, projection, model, forest yield projections or other statement which relates to the future and any statement of opinion or statement of intent, including the basis of preparation of, assumptions for or reasonableness of any such matter; or

(i)	the Purchaser is directly or indirectly compensated for the matter, information or circumstance giving rise to, or the subject of, the Warranty Claim, whether by the Vendor, through insurance or otherwise; or

(j)	the Warranty Claim is in respect of a matter for which an acknowledgement or agreement is given by the Purchaser in accordance with clause 11.7.

11.9	Reduction in damages for benefits to Purchaser: If the Purchaser is entitled to damages for a Warranty Claim, then the damages (and the amount of the Warranty Claim) will be reduced by the extent to which the damages otherwise payable in respect of the Warranty Claim result in any savings by, or net benefit to, the Purchaser or any Related Company of the Purchaser (including any Tax benefit arising from imputation credits) so that only the net amount is payable.

11.10	Contingent Warranty Claims:

(a)	The Purchaser must not make a Warranty Claim in connection with a contingent Liability. It may only make a Warranty Claim for a Liability that is notified on or before the relevant date in clause 11.4(a)(i).

(b)	As soon as practicable after the Purchaser becomes aware of a contingent Liability for the purposes of clause 11.10(a), it must notify the Vendor giving reasonable details of the nature of the contingent Liability to the extent actually known by the Purchaser, and an estimate of the amount that may be claimed if the Liability becomes actual.

11.11	Purchaser’s obligations for Warranty Claims relating to third parties: If after Completion the Purchaser becomes aware of a matter that may give rise to a Warranty Claim in connection with a Vendor’s Warranty as a result of a Claim made or threatened by another person (“Third Party”) against the Purchaser (“Third Party Claim”), then:

(a)	the Purchaser must as soon as reasonably practicable notify the Vendor of all relevant details available to the Purchaser, including the identity of the Third Party and the nature and amount of the Third Party Claim;

(b)	the Purchaser must not admit anything or agree to anything with the Third Party in connection with the Third Party Claim, without the Vendor’s prior written consent;

(c)	the Purchaser must permit the Vendor at its discretion, through its authorised representatives, to have access to the records and employees of the Purchaser (during normal business hours and with reasonable notice), to enable the Vendor to deal with the Third Party Claim and the Vendor will reimburse the Purchaser for its reasonable costs in providing the Vendor with such access;

(d)	the Purchaser must, at the Vendor’s discretion (by notice to the Purchaser):

(i)	enable the Vendor to defend or otherwise deal with the Third Party Claim in the Purchaser’s name as against the Third Party, with the

Purchaser being required to ensure the Vendor is provided with reasonable assistance and cooperation; and/or

(ii)	do any thing or not do any thing, in each case as the Vendor reasonably requests, to defend or otherwise deal with the Third Party Claim as against the Third Party and keep the Vendor informed about the Purchaser’s actions or proposed actions in connection with the Third Party Claim; and

(e)	the Vendor must indemnify the Purchaser for the reasonable direct costs and expenses incurred by the Purchaser in complying with clause 11.11(d), and undertakes to pay to the Purchaser such costs and expenses on receipt of copies of relevant invoices or other evidence of incurrence of costs or expenses by the Purchaser.

11.12	Purchaser must pursue third parties: Subject to clause 11.11, if the Purchaser recovers an amount under this clause 11 in connection with a matter and the Purchaser subsequently becomes entitled to claim an amount from a Third Party in connection with that matter, the Purchaser must, if called upon, assign to the Vendor or its nominee the benefit of any claim it may have against the Third Party. If the rights to any claim against the Third Party cannot be assigned to the Vendor, the Purchaser shall, at the request of the Vendor, comply with all reasonable directions of the Vendor in pursuing such claim, provided that the Vendor shall indemnify the Purchase against any costs, charges, Liabilities and expenses that the Purchaser may incur as a result of complying with the Vendor’s directions.

11.13	Benefits received:

(a)	The Purchaser must promptly reimburse the Vendor if:

(i)	the Purchaser recovers an amount from the Vendor under this clause 11; and

(ii)	the Purchaser then receives an amount from a third party and this amount would have reduced the amount recovered by the Purchaser if it had been received before the recovery.

(b)	The amount the Purchaser must reimburse to the Vendor is equal to the lesser of the amount the Purchaser receives from the:

(i)	Vendor under this clause 11; and

(ii)	Third Party

(i)	less, in each case, any costs reasonably incurred in obtaining the amount from the Vendor or the Third Party, as the case may be.

11.14	Mitigation: The Purchaser must take all reasonable action to mitigate any Liability or other damage suffered as a result of a breach of a Vendor’s Warranty.

11.15	Obligation to notify: If, at or prior to Completion, the Vendor becomes aware that any of the Vendor Warranties that are repeated on that Completion under this Agreement is or is reasonably likely to be breached on Completion, then as soon as reasonably practical after becoming so aware the Vendor shall provide notice to the Purchaser of that fact and give reasonable details of the circumstances giving rise to it.

12.	PUBLIC ANNOUNCEMENTS

12.1	Making announcements: A party must not make, or authorise or cause to be made, any public announcement relating to the negotiations between the parties or the subject matter of this Agreement unless:

(a)	it has the prior written consent of the other party; or

(b)	it is required to do so by Law or by the rules of any regulated financial market or stock exchange to which a party, or a Related Company of a party, is subject.

12.2	Requirements: If a party is required to make an announcement under clause 12.1(b), it must before doing so, to the extent practicable and as soon as reasonably possible:

(a)	notify each other party of the proposed announcement;

(b)	consult with each other party as to its content; and

(c)	use its reasonable endeavours to comply with any reasonable request by any other party concerning the proposed announcement.

13.	CONFIDENTIALITY

13.1	Purchaser to keep information confidential: Subject to clause 13.3, the Purchaser must (and must cause each Related Company to) treat all confidential information made available by or on behalf of the Vendor and the terms of this Agreement (“Information”) as strictly private and confidential. This restriction will not apply, following Completion, to Information provided to the Purchaser as part of the Assets.

13.2	Vendor to keep Information confidential: Subject to clause 13.3, the Vendor must (and must cause each Related Company to) treat all confidential Information regarding the Assets being transferred under this Agreement and the terms of this Agreement as strictly private and confidential.

13.3	Exceptions: The obligation of confidentiality under clauses 13.1 and 13.2 does not apply to:

(a)	Information that is either generally available to the public or to participants in the industry of which the Vendor is a member at the Agreement Date or subsequently becomes so available other than by reason of breach of this Agreement; or

(b)	Information that is reasonably required to be disclosed by the Vendor to a third party in order to comply with any management agreement entered into between the Vendor and the Purchaser; or

(c)	any disclosure of Information that is necessary to comply with any court order, Law or the applicable rules of any regulated financial market or stock exchange; or

(d)	Information disclosed to any Related Company, employee, agent, contractor, officer, professional advisor, banker, auditor or other consultant of the relevant party (each a Recipient) only if the disclosure is made to the Recipient strictly on a “need to know basis” and, prior to the disclosure the relevant party notifies the Recipient of the confidential nature of the Information to be disclosed; or

(e)	disclosure of Information required to satisfy any Condition.

13.4	Return of Information:

(a)	Subject to clause 13.4(b) and (c), if this Agreement is validly terminated, each party must immediately return the Information referred to in clauses 13.1 and 13.2 to the party that has provided the Information, and must not divulge it to any third party (other than to the party’s advisers on a confidential basis) or use it in any way, unless and until it becomes public knowledge otherwise than by or through the disclosure in breach of this clause 13.

(b)	Clause 13.4(a) does not apply to the extent Information is required by the Vendor for any Claim under or in connection with this Agreement or the circumstances leading to the termination of this Agreement.

(c)	Clause 13.4(a) does not prevent the Purchaser retaining full copies of submissions to and minutes of any board, investment or advisory committee meeting of fund managers, advisers and financiers of the Purchaser, despite any Information being, for bona fide reasons, contained therein.

14.	GOODS AND SERVICES TAX

14.1	GST payable by Purchaser: GST in respect of the supply of the Assets made by the Vendor under this Agreement will be payable by the Purchaser to the Vendor, in addition to any other amount payable under this Agreement as follows:

(a)	on the GST Date the Purchaser will pay to the Vendor GST on the Purchase Price as adjusted under clause 6.3 as appropriate, and the Vendor will issue a Tax Invoice for the supply of the Assets to the Purchaser on Completion or if the GST Date is before Completion then two Business Days before the GST Date;

(b)	on Completion, the Purchaser will pay to the Vendor, or the Vendor will pay to the Purchaser (as appropriate) GST on the amount specified for payment in the Estimate Apportionment Statement to the extent it relates to the Assets. If the GST Date is the date of Completion then this amount will adjust any amount payable under clause 14.1(a) and the Tax Invoice issued under clause 14.1(a) will be adjusted to reflect this. If the GST Date is before Completion then the Vendor will issue a Debit Note or Credit Note as appropriate in respect of the Estimated Apportionment Statement;

(c)	at the same time as any payment is due under clause 5.4, the Purchaser will pay to the Vendor, or the Vendor will pay to the Purchaser, as appropriate, GST on the amount so due to the extent it relates to the Assets and the Vendor will issue a Debit Note or Credit Note, as appropriate, in respect of that amount;

(d)	at the same time as any payment is due as described in clause 4.9 the Purchaser will pay to the Vendor, or the Vendor will pay to the Purchaser, as appropriate, GST on the amount of that payment to the extent it relates to the Assets and the Vendor will issue a Debit Note or Credit Note, as appropriate, in respect of that amount.

14.2	Default GST: The Purchaser will indemnify the Vendor on demand for any Default GST that becomes owing by the Vendor to the IRD as a result of the Purchaser failing to pay an amount to the Vendor when due. Demand for Default GST will be made by the Vendor in writing and be accompanied by reasonable evidence of that person’s liability for Default GST.

14.3	Non-mitigation: As between the Vendor and the Purchaser, the Vendor will not be under any obligation to pay GST chargeable on any Taxable Supply made under or pursuant to this Agreement in accordance with the GST Act or to take any steps to minimise their liability in respect of that GST or Default GST unless and until the Purchaser pays the corresponding payment to the Vendor.

15.	GENERAL

15.1	Nature of obligations

(a)	Any provision in this Agreement which binds more than one person binds all of those persons jointly and each of them severally.

(b)	Each obligation imposed on a party by this Agreement in favour of another is a separate obligation.

15.2	Entire understanding

(a)	This Agreement and the Agreed Form documents contain the entire understanding between the parties concerning the subject matter of this Agreement and supersedes all prior communications between the parties.

(b)	Each party acknowledges that, except as expressly stated in this Agreement, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of another party in relation to the subject matter of this Agreement.

15.3	No adverse construction: This Agreement is not to be construed to the disadvantage of a party because that party was responsible for its preparation.

15.4	Further assurances: A party, at its own expense and within a reasonable time of being requested by another party to do so, must do all things and execute all documents that are reasonably necessary to give full effect to this Agreement.

15.5	No waiver:

(a)	A failure, delay, relaxation or indulgence by a party in exercising any power or right conferred on the party by this Agreement does not operate as a waiver of the power or right.

(b)	A single or partial exercise of the power or right does not preclude a further exercise of it or the exercise of any other power or right under this Agreement.

(c)	A waiver of a breach does not operate as a waiver of any other breach.

15.6	Severability: If any provision of this Agreement offends any Law applicable to it and is as a consequence illegal, invalid or unenforceable then:

(a)	where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature, it must be read down to the minimum extent necessary to achieve that result; and

(b)	in any other case the offending provision must be severed from this Agreement, in which event the remaining provisions of this Agreement operate as if the severed provision had not been included.

15.7	Successors and assigns: This Agreement binds and benefits the parties and their respective successors and permitted assigns under clause 15.9.

15.8	No assignment: A party cannot assign or otherwise transfer the benefit of this Agreement without the prior written consent of each other party.

15.9	No variation: This Agreement cannot be amended or varied except in writing signed by the parties.

15.10	Governing law and jurisdiction:

(a)	This Agreement is governed by and must be construed in accordance with the laws of New Zealand.

(b)	The parties submit to the non-exclusive jurisdiction of the courts of New Zealand in respect of all matters arising out of or relating to this Agreement, its performance or subject matter.

15.11	Notices: Any notice or other communication to or by a party to this Agreement:

(a)	may be given by personal service, post, facsimile or email;

(b)	must be in writing, legible and in English addressed as shown below:

(i) If to the Vendor:

Address:	Level 5
Symonds Centre
49 Symonds Street
Auckland

Attention:	The General Manager

Facsimile:	+64 9 302 2318

Email:	paul.nicholls@rayonier.com

(ii) If to the Purchaser.

Address:	Level 5
Symonds Centre
49 Symonds Street
Auckland

Attention:	The General Manager

Facsimile:	+64 9 302 2318

Email:	paul.nicholls@rayonier.com

And to:

Address:	C/ - DB Capital Partners
Level 21, 83 Clarence Street
PO Box N127 Grosvenor Place
Sydney, NSW, 1220
Australia

Attention:	Martin Smith

Facsimile:	+612 9249 9765

Email:	martin.smith@db.com

or to any other address last notified by the party to the sender by notice given in accordance with this clause;

(c)	in the case of a corporation, must be signed by an officer or authorised representative of the sender or in accordance with section 180 of the Companies Act; and

(d)	is deemed to be given by the sender and received by the addressee:

(i)	if delivered in person, when delivered to the addressee;

(ii)	if sent by facsimile transmission, on the date and time shown on the transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety and in legible form to the facsimile number of the addressee notified for the purposes of this clause; or

(iii)	if sent by email, on the date and time at which it enters the addressee’s information system (as shown in a confirmation of delivery report from the sender’s information system, which indicates that the email was sent to the email address of the addressee notified for the purposes of this clause), but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee’s time), it is deemed to have been received at 9.00 am on the next Business Day.

15.12	Counterparts: If this Agreement consists of a number of signed copies and delivered in counterparts (including by way of facsimile), each is an original and all of the counterparts together constitute the same document.

15.13	Conflicting provisions: If there is any conflict between the main body of this Agreement and any Schedules then the provisions of the main body of this Agreement prevail.

15.14	Non merger: A term or condition of, or act done in connection with, this Agreement does not operate as a merger of any of the rights or remedies of the parties under this Agreement and those rights and remedies continue unchanged.

15.15	No right of set-off: Unless this Agreement expressly provides otherwise, a party has no right of set-off, withholding or deduction from or against a payment due to another party.

15.16	Relationship of parties: Unless this Agreement expressly provides otherwise, nothing in this Agreement may be construed as creating a relationship of partnership, of principal and agent or of trustee and beneficiary.

15.17	Personal liability: The parties agree that to the fullest extent permitted by Law:

(a)	no natural person will bear any Liability to any party in respect of this Agreement or any transaction contemplated by this Agreement, other than for an act of fraud by that person;

(b)

no existing or former director or officer of the Vendor and none of its advisers advising in its capacity as such in relation to the transactions contemplated by this Agreement (except to the extent expressly agreed in writing by such advisor) will be liable to the Purchaser in respect of any act, matter or thing which occurred before, at or after Completion, other than an act of fraud by that person; and

(c)	the persons referred to in this clause 15.19 are entitled to the benefit of this clause 15.19 and it is enforceable at the suit of any of these persons whether by way of defence or otherwise pursuant to and in accordance with the Contracts (Privity) Act 1982. In addition, the Vendor is entitled to enforce this clause 15.19 on behalf of those persons. However, the consent of those persons is not required to any variation, amendment or discharge of this clause 15.19.

Executed as an agreement

EXECUTION PAGE OF RNZ AGREEMENT FOR SALE AND PURCHASE OF ASSETS

SIGNED for and on behalf of RAYONIER NEW ZEALAND LIMITED:

Signature of Director	Signature of Director

Name of Director	Name of Director

Signature of witness

Name of witness

Occupation

City/town of residence

SIGNED for and on behalf of MATARIKI FORESTS:

Signature of Director	Signature of Director

Name of Director	Name of Director

Signature of witness

Name of witness

Occupation

City/town of residence

SCHEDULE 1 - ASSETS

PART A - FREEHOLD LAND

Forest	Freehold Title Reference	LINZ Land Registry
Bare Hill	CT SL12A/729	Southland

Blackmount	CT SL12A/995	Southland

Castledowns	CT SL12A/764	Southland

Catlins	CT 43458	Otago
CT 43459
CT 43461
CT 43462

Etavale	CT SL12A/131	Southland

Glendhu	CT OT18C/1080	Otago

Hokonui	CT 183737	Southland
CT 183738
CT 183739

Kohitere	CT WN38D/546	Wellington
CT WN56B/874
CT WN56B/875

Lismore Fire Store Site	CT WN40B/974	Wellington

Longwood	CT 5344	Southland
CT 5345

Manukaawa	CT OT16B/1147	Otago
CT OT16B/1148

Onapua	CT MB2D/1292	Marlborough
CT MB3E/992
CT MB52/752

Rowallan	CT SL12B/113	Southland

Slopedown	CT SL12B/163	Southland

Strathallan	CT SL12B/512	Southland
CT SL12B/513

Taringatura	CT SL12A/847	Southland

Tokonui	CT SL7A/117	Southland
CT SL12A/145
CT SL12A/147
CT SL12A/572

West Dome	CT SL12A/974	Southland

PART B – LEASEHOLD LAND

Forest	Instrument Reference	Title Reference	LINZ Land Registry	Lessor
Athenaeum	L 5624295.9	CT 100310	Otago	Clutha District Council

	L 649851.1	CT 100320		Clutha District Council

	L 649851.2	CT 100326		The Trustees of the Wangaloa Athenaeum

	5624295.11	CT 100326		Crown – assigned to Rayonier New Zealand Limited

	5624295.13	CT 100326		Crown – assigned to Rayonier New Zealand Limited

	L 5624295.14	CT 100327		City Forests Limited

McCrosties	607294.1	CT OT9C/394 CT OT9C/374 CT OT9C/377 CT OT9C/378 CT OT9C/379 CT OT9C/380 CT OT9C/387 CT OT9C/388 CT OT9C/389 CT OT9C/390 CT OT9C/391 CT OT9C/392 CT OT9C/393 CT OT9C/371 CT OT15D/146	Otago	Allan John McCrostie, Graeme Bruce McCrostie and Peter Stanley McCrostie

	948490.1	CT OT18B/499		McCrostie Estate Limited

PART C – CROWN FORESTRY LICENCES

Forest	Instrument Reference	LINZ Land Registry	Licensor
Glenbervie	CT NA100A/9	North Auckland	Crown

Lismore	CT 10272	Wellington	Crown

Longwood	CT 106305	Southland	Crown

Manakau	CT WN1300/5	Wellington	Crown

Queen Charlotte	CT MB5B/92	Marlborough	Crown

Slopedown	CT SL11D/11 CT 106303 CT 106304	Southland Otago Otago	Crown

Waitarere	CT WN1300/21	Wellington	Crown

PART D – FORESTRY RIGHTS

Forest	Instrument Reference	Underlying Freehold Title Reference	LINZ Land Registry	Grantor
Blackmount	5611898.1	CT SL9D/124	Southland	Wairaki Station Limited

	5647153.1	CT SL12A/995	Southland	Rayonier New Zealand Limited

Kohitere	B695938.8	CT WN52C/732 CT WN52C/733 CT WN52C/735 CT WN52C/737 CT WN52C/738	Wellington	Rayonier New Zealand Limited

	B774848.2	CT 56B/871		Rayonier New Zealand Limited

		CT 56B/872

		CT 56B/873

Longwood	5563264.1	CT 5346	Southland	Southland District Council

	5074057.4	CT 5343 CT SL7B/686	Southland	Southland Plantation Forest Company of New Zealand Limited

Mt. Camel	5835278.2	CT NA2A/219	North Auckland	Mt. Camel Farms Limited

Tokonui	268658.1	CT SL7C/244	Southland	Peter Edward Goble and Susan May Goble

SCHEDULE 2 - COMPLETION LIST

Part A – Obligations of Vendor

At or before Completion, the Vendor must:

1.	deliver to the Purchaser:

(a)	registrable transfers of the Freehold Land executed by the Vendor;

(b)	registrable novations, assignments or transfers of registered Non Freehold Land Contracts, or novations or assignments of unregistered Non Freehold Land Contracts, in respect of which all required counter-party consents have been obtained, and any deeds of covenant required by the lessors or grantors to such novation, assignment or transfer, in each case executed by the Vendor (to the extent required by law or the terms thereof), together with all relevant counterparty consents;

(c)	the originals of the relevant Non Freehold Land Contracts and all associated documentation (or copies of the original Non Freehold Land Contracts and documentation to the extent not held by the Vendor);

(d)	transfers of the Resource Consents (and applications for any resource consents relating to the Forests that are currently being processed) to the extent they are not transferred automatically with the transfer of the Vendor’s interest in the related Assets;

(e)	executed and registrable releases of all Encumbrances over the Assets requested by the Purchaser;

(f)	a signed acknowledgement by the Vendor confirming that it holds copies of all documents (either electronic (hard disk) and/or hard copy) comprising the Forest Records;

(g)	any amount payable by the Vendor to the Purchaser in respect of the Estimated Apportionment Payment; and

2.	do all other acts and execute all other documents that this Agreement requires the Vendor to do or execute Completion.

Part B - Obligations of Purchaser

At or before Completion, the Purchaser must:

(a)	satisfy the Purchase Price in accordance with clause 4.2;

(b)	pay the Vendor any amount payable by the Purchaser in respect of the Estimated Apportionment Payment;

(c)	pay GST in accordance with clause 14; and

(d)	do all other acts and execute all other documents that this Agreement requires the Purchaser to do or execute at Completion.

SCHEDULE 3 - VENDOR’S WARRANTIES

GENERAL

1.	Information

(a)	All written information (excluding budgets, models, forecasts or projections including financial projections, material prepared by third parties) relating to the Assets contained in the Disclosure Letter and the Due Diligence Files, is accurate in all material respects as at the earlier of:

(b)	the date the written information was made available; or

(c)	the Agreement Date.

(d)	The Vendor is not aware of any material circumstance relating to the Assets that has not been fairly disclosed in writing to the Purchaser and which the Vendor expects, acting reasonably, to be materially adverse to the value of the Assets taken as a whole.

2.	Full Authority: The Vendor has been duly authorised to enter into and perform this Agreement, and has the necessary power to bind itself in the manner contemplated by this Agreement.

3.	No Legal Impediment: The execution, delivery and performance by the Vendor of this Agreement comply with:

(a)	each applicable Law, regulation, approval, ruling, judgment, order or decree of any Government Agency;

(b)	the constitution or other constituent documents (if any) of the Vendor; and

(c)	any material term or provision of any agreement, deed, writ, order or injunction to which the Vendor is a party or a subject or by which the Vendor is bound.

ASSETS

4.	Title: Except as otherwise provided pursuant to the terms of the Non Freehold Land Contracts, the Vendor will at Completion have legal and beneficial title to the Assets transferred under this Agreement and the Assets will pass to the Purchaser free from Encumbrances (other than, for the avoidance of doubt, the rights of counterparties under the Non Freehold Land Contracts and the Assumed Liabilities).

5.	Power: Subject to clause 8 of the Agreement, the Vendor has the right and power to sell the Assets on the terms set out in this Agreement.

6.	Freehold Land:

(a)	No notices, orders, requirements, recommendations or approved proposals under any Law affecting the Freehold Land have been received which have not been disclosed.

(b)	Subject to the operation of clause 6.3, on Completion the Freehold Land will be transferred with vacant possession.

(c)	There are no material arrears of general or water rates on the Freehold Land that have not been, or will not be, included as part of the Final Apportionment Statement.

7.	Non Freehold Land:

(a)	The Non Freehold Land Contracts are valid and subsisting agreements, the terms of which have been disclosed to the Purchaser in the Due Diligence Files.

(b)	The Vendor has complied with all material covenants, conditions, restrictions and limitations binding on it in respect of the Non Freehold Land Contracts.

(c)	On Completion the Non Freehold Land being transferred on Completion will be transferred with vacant possession as regards the Vendor.

8.	Non Freehold Land Contracts:

(a)	To the best of the Vendor’s knowledge:

(i)	each Non Freehold Land Contract is valid, binding and enforceable against the parties to it, and

(ii)	there is no current material breach or default of any Non Freehold Land Contract by any party that has had or is likely to have a material adverse effect on the value of the Assets.

(b)	The Vendor has not received notice from any counterparty to a Non Freehold Land Contract to the effect that such counterparty intends to terminate the relevant Non Freehold Land Contract.

9.	Environment:

(a)	To the best of the Vendor’s knowledge, there are no ongoing or threatened actions or proceedings by Regulatory Authorities or third parties against the Vendor in relation to the Freehold Land or the Non Freehold Land concerning any breach or alleged breach of Environmental Law or Environmental Licences and no written notice has been received by the Vendor in relation to any such actions or proceedings.

(b)	To the best of the Vendor’s knowledge, the Vendor holds all material Environmental Licences required to undertake harvesting activities undertaken by the Vendor as at Completion and each of them is in full force and effect and is being complied with in all material respects. No such Environmental Licence is the subject of any existing challenge to its validity.

10.	Tenancies: To the best of the Vendor’s knowledge, there are no tenancies or other rights of access or use granted to third parties in respect of the Freehold Land or the Non Freehold Land that have not been disclosed to the Purchaser and that materially adversely restrict the forestry operations on that Freehold Land or the Non Freehold Land undertaken in a manner consistent with that undertaken by the Vendor immediately prior to Completion.

11.	Net Stocked Area: The Forests Records as at 14 May 2005 and made available to the Purchaser are accurate in respect of location, age, species planted, stocking and pruned height.

12.	Compliance with Laws: To the best of the Vendor’s knowledge, it is not in breach of any statutory provision, order, by-law or regulation binding on it, or applicable to it with regard to the Assets.

13.	No Fencing Act Claim: The Vendor has not received any written notice nor does it have any knowledge of any claim by owners or occupiers of land contiguous to the Freehold Land or the Non-Freehold Land pursuant to the Fencing Act 1978.

14.	No Maori Land Claim: To the best of the Vendor’s knowledge, there are not now, and will not on the Completion Date be, any Maori land claims in respect of any of the Assets other than the Crown Forestry Licences.

15.	Access:

(a)	The Vendor has reasonable access to each of the Forests.

(b)	To the best of the Vendor’s knowledge, there are no current circumstances that will adversely affect the Vendor’s access to the Forests, and Completion will not give rise to any such circumstance.

16.	Improvements: The Improvements are in good condition, fair wear and tear excepted, and are fit for the purpose for which they are employed.

17.	Harvesting: As at the Calculation Time the Actual Harvest Volume will not exceed the Planned Harvest Volume by more than 20%.

SCHEDULE 4 - PURCHASER’S WARRANTIES

1.	The execution and delivery of this Agreement has been properly authorised by all necessary corporate action of the Purchaser.

2.	The Purchaser has full corporate power and lawful authority to execute and deliver this Agreement and to perform, or cause to be performed, their respective obligations under this Agreement.

3.	This Agreement constitutes legal, valid and binding obligations on the Purchaser enforceable in accordance with its terms by appropriate legal remedy.

SCHEDULE 5 - PURCHASE PRICE ALLOCATION

	Total Purchase Price	Purchase Price NZ$ for Assets
		Freehold Land	Standing Trees
All Forests	269,900,000	69,100,000	200,800,000

SCHEDULE 6 - VENDOR’S KNOWLEDGE

Paul Nicholls, General Manager Forest Resources

Peter Spencer, Manager Lands, Safety and Environment.

Graham Leaming, Finance Director

Doug Long, Forest Services Manager

Keith Davidson, Operations Manager

SCHEDULE 7 - DUE DILIGENCE FILE INDEX

RAYONIER NEW ZEALAND LIMITED

MASTER DUE DILIGENCE INDEX AS AT 27 JUNE 2005

1.	ATHENAEUM FOREST

Number	Document
1.1	Certificate(s) of Title

1.1.1	CT 100310 – Otago Registry.

1.1.2	CT 100320 – Otago Registry.

1.1.3	CT 100326 – Otago Registry.

1.1.4	CT 100327 – Otago Registry.

1.2	Other material documents

1.2.1	Memorandum of Lease dated 12 December 1979 (649851.1).

1.2.2	Memorandum of Lease dated 12 December 1979 (649851.2).

1.2.3	Memorandum of Lease dated 12 June 2003 (5624295.9).

1.2.4	Memorandum of Sublease of Lease 649851.1 dated 23 September 2002 (5624295.11).

1.2.5	Memorandum of Sublease of Lease 649851.2 dated 23 September 2002 (5624295.13).

1.2.6	Memorandum of Lease 5624295.14 dated 23 September 2002 (5624295.14).

1.2.7	Transfer Instruments of the Athenaeum Leases from the Crown to Rayonier New Zealand Limited:- T 6297623.3 dated 26 November 2004; T 6297623.2 dated 24 December 2004; and T 6297623.1 dated 25 January 2005.

1.2.8	Letter from Pauline Ellis at Clutha District Council to Peter Spencer of Rayonier New Zealand Limited in relation to Kaitangata Athenaeum Lease dated 4 April 2005.

1.2.9	Letter from Peter Spencer of Rayonier New Zealand Limited to Pauline Ellis of Clutha District Council in relation to Kaitangata Athenaeum Lease dated 30 March 2005.

1.2.10	Letter from Pauline Ellis of Clutha District Council to Peter Spencer of Rayonier New Zealand Limited in relation to Kaitangata Athenaeum Lease – Valuation Reference – 28042/41100 dated 17 March 2005.

1.2.11	Letter from Pauline Ellis of Clutha District Council to David Paterson of Clutha District Council in relation to Kaitangata Athenaeum Lease – Valuation Reference – 28042/41100 dated 17 March 2005.

1.2.12	Letter from Peter Spencer of Rayonier New Zealand Limited to N H O’Malley at O’Malley and Black in relation to Wangaloa Athenaeum Lease; Rent Review dated 7 March 2005.

1.2.13	Letter from N H O’Malley at O’Malley and Black to Peter Spencer of Rayonier New Zealand Limited in relation to Wangaloa Athenaeum Trust – Rental dated 3 March 2005.

2.	BARE HILL FOREST

Number	Document
2.1	Certificate(s) of Title

2.1.1	CT SL12A/729 – Southland Registry.

2.2	Other material documents

2.2.1	-

3.	BLACKMOUNT FOREST

Number	Document
3.1	Certificate(s) of Title

3.1.1	CT SL12A/995 – Southland Registry.

3.1.2	CT SL11D/10 – Southland Registry.

3.1.3	CT SL9D/124 – Southland Registry.

3.2	Other material documents

3.2.1	Forest Track Use Licence Blackmount Forest between Rayonier New Zealand Limited and Craigpine Timber Limited dated 4 March 1998.

3.2.2	Memorandum of Transfer Creating Forestry Right between Rayonier New Zealand Limited and Wairaki Station Limited dated 20 May 2003 (Copy 5647153.1).

3.2.3	Memorandum of Transfer Creating Forestry Right between Wairaki Station Limited and Rayonier New Zealand Limited dated 20 May 2003 (AG 5611898.1).

4.	CASTLEDOWNS FOREST

Number	Document
4.1	Certificate(s) of Title

4.1.1	CT SL12A/764 – Southland Registry.

4.2	Other material documents

4.2.1	-

5.	CATLINS FOREST

Number	Document
5.1	Certificate(s) of Title

5.1.1	CT 43458 – Otago Registry.

5.1.2	CT 43459 – Otago Registry.

5.1.3	CT 43461 – Otago Registry.

5.1.4	CT 43462 – Otago Registry.

5.2	Other material documents

5.2.1	-

6.	ETALVALE FOREST

Number	Document
6.1	Certificate(s) of Title

6.1.1	CT SL12A/131 – Southland Registry.

6.2	Other material documents

6.2.1	-

7.	GLENBERVIE FOREST

Number	Document
7.1	Certificate(s) of Title

7.1.1	CT NA100A/9 – Auckland Registry.

7.2	Other material documents

7.2.1	Agreement to grant restrictive covenants relating to Subdivision adjacent to Glenbervie Forest between Innes Coutts and Juliet Coutts and Rayonier New Zealand Limited dated 11 May 2001.

7.2.2	Memorandum of Understanding between Rayonier New Zealand Limited and Te Waiariki Ngati Korora Hapu Iwi Trust (Te Waiariki) dated 11 April 2003.

7.2.3	Sub-Licence - Wilderness Hutt between Rayonier New Zealand Limited and Presbyterian Support (Northern) dated 13 October 2004.

7.2.4	Special Management Restrictions and Schedule of Existing Rights in relation to Crown Forestry Licence.

8.	GLENDHU FOREST

Number	Document
8.1	Certificate(s) of Title

8.1.1	CT OT18C/1080 – Otago Registry.

8.2	Other material documents

8.2.1	-

9.	HOKONUI FOREST

Number	Document
9.1	Certificate(s) of Title

9.1.1	CT 183737 – Southland Registry.

9.1.2	CT 183738 – Southland Registry.

9.1.3	CT 183739 – Southland Registry.

9.2	Other material documents

9.2.1	Mineral Exploration Access Permit granted by Rayonier New Zealand Limited to Silicon Metal Industries (NZ) Ltd dated 24 September 2001.

9.2.2	Mineral Exploration Access Permit granted by Rayonier New Zealand Limited to Silicon Metal Industries (NZ) Ltd dated 21 October 2004.

10.	KOHITERE FOREST

Number	Document
10.1	Certificate(s) of Title

10.1.1	CT WN38D/546 – Wellington Registry.

10.1.2	CT WN56B/874 – Wellington Registry.

10.1.3	CT WN56B/875 – Wellington Registry.

10.1.4	CT WN56B/871 – Wellington Registry.

10.1.5	CT WN56B/872 – Wellington Registry.

10.1.6	CT WN56B/873 – Wellington Registry.

10.1.7	CT WN52C/732 – Wellington Registry.

10.1.8	CT WN52C/733 – Wellington Registry.

10.1.9	CT WN52C/735 – Wellington Registry.

10.1.10	CT WN52C/737 – Wellington Registry.

10.1.11	CT WN52C/738 – Wellington Registry.

10.2	Other material documents

10.2.1	Code Compliance Certificate No. 94/0575 issued by Horowhenua District Council dated 18 October 1994.

10.2.2	Lease of Telecommunications Site between Rayonier New Zealand Limited and BellSouth New Zealand dated 16 September 1994.

10.2.3	Letter from Manawatu Wanganui Regional Council confirming grant of Application No. 7321 for resource consent dated 12 December 1997.

10.2.4	Map of Road and Landing Construction 1997 in Kohitere Forest; Map of Proposed Harvest Areas 1997-2015 in Kohitere Forest; and Map of Road and Landing Construction 1999-2002 in Kohitere Forest.

10.2.5	Decision on Application No. 102275 for a land use consent (logging) dated 14 June 2002 in Kohitere Forest.

10.2.6	Decision on Application No. 6737 for a land use consent (quarrying) dated 19 August 1996 in Kohitere Forest.

10.2.7	Decision on Application No. 6738 for a discharge permit (stormwater) dated 19 August 1996 in Kohitere Forest.

10.2.8	Vodafone Deed of Renewal and Rent Review between Rayonier New Zealand Limited and Vodafone New Zealand Limited dated 27 April 2004.

10.2.9	Renewal and Rent Review relating to Levin Network Site between Rayonier New Zealand Limited and Vodafone New Zealand Limited dated 14 September 2001.

10.2.10	Concession Document between The Crown and Rayonier New Zealand Limited dated 28 May 2004 (excluding Schedule 3);;

10.2.11	Letter from Peter Spencer at Rayonier New Zealand Limited to David Bishop at the Department of Conservation in relation to the Kohitere/Catlins Exchange dated 4 August 2004;

10.2.12	Letter from David Bishop at the Department of Conservation to Peter Spencer at Rayonier New Zealand Limited in relation to Exchange-Rayonier/DoC – copy of executed agreement dated 3 June 2004. and attached copy of executed agreement between Rayonier New Zealand Limited and the Crown dated 28 May 2004.

10.2.13	Letter from Peter Spencer at Rayonier New Zealand Limited to Martin Weaver at the Otago Regional Council in relation to Resource Consent No. 2004.401 dated 13 April 2005.

10.2.14	Letter from Steve Batchelor at Rayonier New Zealand Limited to the Coastal Area Manager at the Department of Conservation in relation to Rayonier Concession PAA-13-02-01 (Harvesting of exotic trees within the DoC Catlins estate dated 14 April 2005.

10.2.15	Memorandum of Transfer Creating Forestry Right between Rayonier New Zealand Limited (“Proprietor”) and Rayonier New Zealand Limited (“Holder”).dated 9 March 2000 (FR B774848.2).

10.2.16	Memorandum of Transfer Creating Forestry Right between Rayonier New Zealand Limited (“Proprietor”) and Rayonier New Zealand Limited (“Holder”) dated 26 November 1998.

11.	LISMORE FOREST

Number	Document
11.1	Certificate(s) of Title

11.1.1	CT 10272 – Wellington Registry.

11.2	Other material documents

11.2.1	Compliance Inspection Report of Lismore by the Manuwatu-Wanganui Regional Council dated 8 February 2005.

11.2.2	Letter from Crown Forestry Management Limited to Rayonier New Zealand Limited in relation to Lismore Hill Forest – Maputahi 1D3B1 & 1D3B3 dated 24 February 2000 and copy of the Forestry Right over Maputahi 1D3B3 dated 19 July 1999.

11.2.3	Letter from Manuwatu Wanganui Regional Council dated 9 February 1999 and Decision on Application No. 100222 for a land use consent (logging/tracking) dated 9 February 2005.

11.2.4	Decision on Application No. 101430 for a land use consent (quarry) dated 6 November 2000.

11.2.5	Erratum – Resource Consent No. 101430 dated 17 November 2000.

11.2.6	Letter from Environmental Services: Wanganui District Council granting resource consent in relation to Shellrock Extraction dated 30 October 2000.

11.2.7	Special Management Restrictions and Schedule of Existing Rights in relation to Crown Forestry Licence.

12.	LISMORE FIRE STORE SITE FOREST

Number	Document
12.1	Certificate(s) of Title

12.1.1	CT WN40B/974 – Wellington Registry.

12.2	Other material documents

12.2.1	-

13.	LONGWOOD

Number	Document
13.1	Certificate(s) of Title

13.1.1	CT 5344 – Southland Registry.

13.1.2	CT 5345 – Southland Registry.

13.1.3	CT 5346 – Southland Registry.

13.1.4	CT 106305 – Southland Registry

13.1.5	CT 5343 – Southland Registry

13.1.6	CT SL7B/686 – Southland Registry

13.2	Other material documents

13.2.1	Land Forestry Licence in relation to Longwood Forest – Island Bush Block – Southland between the Crown and Rayonier New Zealand Limited dated 9 July 2003.

13.2.2	Letter from Crown Forestry Management Limited dated 2 March 2001; and Unregistered Deed Granting Easement of Right of Way for Wasp, Kereru, Mt Pleasant and Glenburn Roads dated 23 February 2001.

13.2.3	Letter from Rayonier New Zealand Limited to Southwood Export Limited in relation to Happy Valley Forestry Right: Eucalypt Timber Sale Contract dated 20 November 2002; and Memorandum of Transfer Creating Forestry Right between Southland Plantation Forest Company of New Zealand Limited and Rayonier New Zealand Limited dated 1 August 2001.

13.2.4	Sublicence between Rayonier New Zealand Limited, and Jackson and Wills Radio and TV Limited dated 20 December 1998.

13.2.5	Deed of Agreement between the Director General of Conservation and Rayonier New Zealand Limited and Southland Plantation Forest Company of New Zealand Limited dated 6 January 2005.

13.2.6	Letter from Rayonier New Zealand Limited to Fred Smithies in relation to the burial of arsenic drums in Island Bush Block, Longwood Forest dated 14 April 2000.

13.2.7	Letter from the Hon Dr Michael Cullen and Hon Mark Burton to Rayonier New Zealand Limited granting permission to construct a road through a conservation covenant area in Longwood Forest dated 21 November 2001.

13.2.8	Deed granting Easement of Right of Way to Rayonier New Zealand Limited dated 2 February 2001.

13.2.9	Variation to Cutting Rights Agreement between the Department of Conservation Southland Conservancy and Rayonier New Zealand Limited dated 11 April 2005.

13.2.10	Letter from Bell Gully to Rayonier New Zealand Limited dated 28 August 2000; draft letter from Bell Gully to Brian Kennedy in relation to Memorandum of Encumbrance 272317.7 – dated 28 August 2000; and Lease between Rayonier New Zealand Limited and Vodafone New Zealand Limited dated 1 August 2000.

13.2.11	Sublicence between Rayonier New Zealand Limited and The Power Company Limited dated 20 December 1998.

13.2.12	Sublicence between Rayonier New Zealand Limited and New Zealand Police dated 16 March 1998.

13.2.13	Sublicence between Rayonier New Zealand Limited and Transpower New Zealand Limited dated 4 December 1997.

13.2.14	Lease between Rayonier New Zealand Limited and Woosh Wireless Limited dated 7 December 2004.

13.2.15	Memorandum of Transfer Creating Forestry Right between Southland Plantation Forest Company of New Zealand Limited and Rayonier New Zealand Limited dated 1 August 2001.

13.2.16	Memorandum of Transfer Creating Forestry Right between Rayonier New Zealand Limited (“Proprietor”) and Rayonier New Zealand Limited (“Holder”) (undated).

14.	MANAKAU FOREST

Number	Document
14.1	Certificate(s) of Title

14.1.1	CT WN1300/5 – Wellington Registry.

14.2	Other material documents

14.2.1	Decision on Application No. 102030 Change No.2 for a land use consent (logging) dated 20 March 2003.

14.2.2	Map of Manakau Forest Water Hauling Restrictions dated 24 February 2003.

14.2.3	Letter from Rayonier New Zealand Limited to Horizons Regional Council in relation to proposed variation of Manakau Resource Consent No. 102030.

14.2.4	Decision on Change of Conditions of Resource Consent No. 102030 dated 20 March 2003.

14.2.5	Special Management Restrictions and Schedule of Existing Rights in relation to Crown Forestry Licence.

15.	MANUKAAWA FOREST

Number	Document
15.1	Certificate(s) of Title

15.1.1	CT OT16B/1147 – Otago Registry.

15.1.2	CT OT16B/1148 – Otago Registry.

15.2	Other material documents

15.2.1	Understanding Regarding “Give and Take” Boundary between Rayonier New Zealand Limited and Hewett Farms Limited dated 2 May 2003.

16.	MCCROSTIES FOREST

Number	Document
16.1	Certificate(s) of Title

16.1.1	CT OT9C/394 – Otago Registry.

16.1.2	CT 0T9C/374 – Otago Registry.

16.1.3	CT OT9C/377 – Otago Registry.

16.1.4	CT OT9C/378 – Otago Registry.

16.1.5	CT OT9C/379 – Otago Registry.

16.1.6	CT OT9C/380 – Otago Registry.

16.1.7	CT OT9C/387 – Otago Registry.

16.1.8	CT OT9C/388 – Otago Registry.

16.1.9	CT OT9C/389 – Otago Registry.

16.1.10	CT OT9C/390 – Otago Registry.

16.1.11	CT OT9C/391 – Otago Registry.

16.1.12	CT OT9C/392 – Otago Registry.

16.1.13	CT OT9C/393 – Otago Registry.

16.1.14	CT OT9C/371 – Otago Registry.

16.1.15	CT OT18B/499 – Otago Registry.

16.1.16	CT OT15D/146 – Otago Registry.

16.2	Other material documents

16.2.1	Memorandum of Lease between McCrostie Estate Limited (“Lessors”) and Rayonier New Zealand Limited (“Lessees”) dated 20 March 1998 (948490.1).

16.2.2	Decision on Application No. 2003.157 for a land use consent dated 9 June 2003; and copy of the Land Use Consent No. 2003.157 dated 9 June 2003.

16.2.3	Memorandum of Lease between Allan McCrostie, Graeme McCrostie and Peter McCrostie (“Lessors”) and the Crown (“Lessee”) dated 22 November 1983.

16.2.4	Forest Road Use Licence between Rayonier New Zealand Limited and City Forests Limited dated 17 February 2005.

16.2.5	Forest Road Use Licence between Rayonier New Zealand Limited and City Forests Limited dated 17 February 2005 as amended 16 March 2005.

16.2.6	Decision on Application for resource consent decision in relation to the McCrostie Lease – dated 19 May 2003.

16.2.7	Report No. 2003/400 on Land Use Consent by Rayonier New Zealand Limited, to place a box culvert in Wangaloa Creek, near Kaitangata - prepared by Matthew Bird, Otago Regional Council dated 6 June 2003; and copy of Land Use Consent No. 2003.157 (undated).

16.2.8	Award ascertaining the current market rental as at 1 March 2002 for the property held in Lease 607294 in accordance with the provisions of the Deed of Lease between McCrostie Estate Limited (as Lessors) and Rayonier New Zealand Limited (as Lessees) dated 14 February 2005.

17.	MT CAMEL FOREST

Number	Document
17.1	Certificate(s) of Title

17.1.1	CT NA2A/219 (North Auckland Registry).

17.2	Other material documents

17.2.1	Agreement as to Partial Surrender of Mt Camel Forestry Right dated 12 September 2000.

17.2.2	Memorandum of Transfer creating forestry right between Mt Camel Farms Limited and Rayonier New Zealand Limited dated 11 July 2003.

17.2.3	Letter from Bell Gully in relation to Forestry Right – Mt Camel dated 11 February 2004 and Copy of post registration search copy of certificate of title NA 2A/219 (North Auckland Registry); Copy of Surrender 5835278.1 dated 1 December 2003; Copy of Memorandum of Transfer creating Forestry Right 5835278.2 dated 11 July 2003; and Copy of Application for Change of Name – ITT Rayonier New Zealand Limited to Rayonier New Zealand Limited dated 1 December 2003.

18.	ONAPUA FOREST

Number	Document
18.1	Certificate(s) of Title

18.1.1	CT MB2D/1292 – Marlborough Registry.

18.1.2	CT MB3E/992 – Marlborough Registry.

18.1.3	CT MB5D/752 – Marlborough Registry.

18.2	Other material documents

18.2.1	-

19.	QUEEN CHARLOTTE FOREST

Number	Document
19.1	Certificate(s) of Title

19.1.1	CT MB5B/92 – Marlborough Registry.

19.2	Other material documents

19.2.1	Decision on Application No. U041035 for a land use consent dated 18 May 2005.

19.2.2	Application No. U010836 for a coastal permit – reclaim or drain at Opua Bay, Tory Channel dated 29 August 2001.5.

19.2.3	Application No. U940033 for a land use consent and a water permit – dated 25 March 1994.

19.2.4	Application No. U940634 for a coastal permit – dated 6 July 1994.

19.2.5	Application No. U970454 for a coastal permit – reclaim or drain at Opua Bay, Tory Channel dated 4 May 1998.

19.2.6	Application No. U991607 for a land use consent – land disturbance – dated 23 May 2003.

19.2.7	Agreement between Rayonier New Zealand Limited and Telecom New Zealand Limited dated 15 January 1997.

19.2.8	Letter from Rayonier New Zealand Limited to George Yorke in relation to Rayonier New Zealand Limited constructing a road and skid site on the terms stated in the letter dated 11 February 2005; and attached map of the G Yorke property and surrounding Rayonier Crown forest land.

19.2.9	Department of Conservation permit to provide for a log storage and handling area for barging and logging operation on Sounds Foreshore Reserve dated 3 May 2005.

19.2.10	Port Underwood Funding Agreement between Marlborough District Council and Rayonier New Zealand Limited dated 7 April 2005.

19.2.11	Letter from Rayonier New Zealand Limited to Marlborough Lines Limited confirming the understanding of the Crown, Rayonier New Zealand Limited, and Marlborough Lines Limited in relation to the proposed relocation of a section of the Rahotia Power Line dated 25 May 2004.

19.2.12	Schedule One of Conditions of Consent in relation to the decision on resource consent Application No. U031087 regarding Queen Charlotte Sound.

19.2.13	Decision on Application No. U040323 for a coastal permit – reclaim or drain dated 2 April 2004.

19.2.14	Rayonier New Zealand Barge Loading and Log Yard Plan – Opua Bay.

19.2.15	Decision on Application No. U041040 for a coastal permit dated 14 July 2004.

20.	ROWALLAN FOREST

20.1	Certificate(s) of Title

20.1.1	CT SL12B/113 – Southland Registry.

20.2	Other material documents.

20.2.1	Deed granting easement of right of way between Rayonier New Zealand Limited and the Crown in relation to Gumboot Road dated 2 February 2001.

20.2.2	Deed granting easement of right of way between Rayonier New Zealand Limited and the Crown in relation to Woodall Road and Lawn Road dated 2 February 2001.

20.2.3	Deed granting easement of right of way between Rayonier New Zealand Limited and the Crown in relation to Wops Road and Ram Creek Rd dated 2 February 2001.

21.	SLOPEDOWN FOREST

Number	Document
21.1	Certificate(s) of Title

21.1.1	CT SL12B/163 – Southland Registry.

21.1.2	CT OT19C/35 – Southland Registry.

21.1.3	CT SL12B/162 – Southland Registry.

21.1.4	CT SL11D/11 – Southland Registry.

21.1.5	CT OT9D/507 – Southland Registry (now cancelled)

21.1.6	CT 106303 – Otago Registry.

21.1.7	CT 106304 – Otago Registry.

21.2	Other material documents

21.2.1	Crown Forestry Licence between the Crown and Rayonier New Zealand Limited in relation to Slopedown Forest – MacLennan, Tuatuku, Waikawa and Mokoreta Blocks dated 9 July 2003 (CFL 56735.3).

21.2.2	Letter from Tim Brannon at Rayonier New Zealand Limited to Paul Jackson at Land Information New Zealand in relation to the Dieldrin Dump Study dated 6 June 2000

21.2.3	Letter from P Mitchell of Mitchell Partnerships to Peter Spencer at Rayonier New Zealand Limited in relation to the Mokoreta Forest Dieldrin Dump dated 13 March 2000.

21.2.4	Letter from Paul Jackson to T Brannon at Rayonier New Zealand Limited in relation to Mokoreta Dieldrin Site: Slopedown dated 6 March 2000.

21.2.5	Land Information New Zealand – Closed Landfill Management Plan – Mokoreta Forest Dieldrin Dump

21.2.6	Land Information New Zealand - Report on Mokoreta Forest Dieldrin Dump: Review of Future Management dated May 1998.

21.2.7	Letter from Shaun Cawood of Rayonier to Craig Harris at Land Information New Zealand in relation to Dieldrin Dump – Slpedown dated 29 June 1998.

21.2.8	Letter from Craig Harris of Land Information New Zealand to Shaun Cawood of Rayonier New Zealand Limited in relation to Dieldrin Dump – Slopedown Crown Forest Licence – Mokoreta Block dated 23 June 1998.

22.	STRATHALLAN FOREST

Number	Document
22.1	Certificate(s) of Title

22.1.1	CT SL12B/512 – Southland Registry.

22.1.2	CT SL12B/513 – Southland Registry.

22.2	Other material documents

22.2.1	-

23.	TARINGATURA FOREST

Number	Document
23.1	Certificate(s) of Title

23.1.1	CT SL12A/847 – Southland Registry.

23.2	Other material documents

23.2.1	-

24.	TOKONUI FOREST

Number	Document
24.1	Certificate(s) of Title

24.1.1	CT SL7A/117 – Southland Registry.

24.1.2	CT SL12A/572 – Southland Registry.

24.1.3	CT SL12A/145 – Southland Registry.

24.1.4	CT SL12A/147 – Southland Registry.

24.1.5	CT SL7C/244 – Southland Registry.

24.2	Other material documents

24.2.1	Licence to graze livestock between Rayonier New Zealand Limited and Peter Goble and Susan Goble dated 26 July 1999.

24.2.2	Memorandum of Transfer granting Forestry Right between Peter Goble and Susan Goble and Rayonier New Zealand Limited dated 26 July 1999.

25.	WAITARERE FOREST

Number	Document
25.1	Certificate(s) of Title

25.1.1	CT WN1300/21 – Wellington Registry.

25.2	Other material documents

25.2.1	Decision on Application No. 102275 for a land use consent (logging) dated 14 June 2002.

25.2.2	Erratum on Land Use Consent No. 102275 in relation to Waitarere Forest – Horowhenua dated 18 June 2004.

25.2.3	Special Management Restrictions and Schedule of Existing Rights in relation to Crown Forestry Licence.

26.	WEST DOME FOREST

Number	Document
26.1	Certificate(s) of Title

26.1.1	CT SL12A/974 – Southland Registry.

26.2	Other material documents

26.2.1	Conservation Covenant between Rayonier New Zealand Limited and the Minister of Conservation dated 15 November 2004 (COV 6229255.1).

27.	MISCELLANEOUS DOCUMENTS

Number	Document
27.1	Certificate(s) of Title

27.1.1	-

27.2	Other material documents

27.2.1	Agreement relating to review of basis for fixing certain Crown Forestry Licence Fees between the Crown and Rayonier New Zealand Limited dated 20 March 2001.

27.2.2	Cutting Rights Agreement between the Department of Conservation: Southland Conservancy and Rayonier New Zealand dated 29 September 2004.

27.2.3	Rayonier New Zealand Limited Land Schedule.

27.2.4	Letter from Peter Spencer to Crown Forestry Management Limited in relation to Proseed New Zealand dated 1 October 2001; letter from Crown Forestry Management Limited to Rayonier New Zealand Limited in relation to Proseed New Zealand dated 22 August 2001; and Agreement between Rayonier New Zealand Limited and Crown Forestry Management Limited dated 8 December 1997.

27.2.5	Memorandum of Encumbrance between Rayonier New Zealand Limited and Te Runanga o Ngai Tahu in relation to the land contained in Certificates of Title 12A/847, 12A/995, 12A/764, 12A/974, 12A/729, 12B/512, 12B/513, 183737, 183738, 183739, 12B/113, 5344, 5345 and 12B/163 (Southland Registry) dated 31 March 2005

27.2.6	Letter from Crown Property Management to Rayonier New Zealand Limited in relation to Rayonier New Zealand Limited Crown Forestry Licences – 2004 Periodic Review dated 31 May 2004.

27.2.7	Corporate Structure – Power Point of New Zealand Legal Entity Structure

27.2.8	Memorandum of Encumbrance between Rayonier New Zealand Limited and Te Runanga o Ngai Tahu in relation to the land contained in Certificates of Title 18C/1080, 43458, 43459, 43459, 43461 and 43462 (Otago Registry) dated 31 March 2005.

27.2.9	Letter from Nina Sidhu at Buddle Findlay to Edwin Jansen at Ngai Tahu Property Limited dated 21 April 2005 in relation to Rayonier Encumbrances and attached: Post registration search copies of the following titles showing registration of the Southland Encumbrance: 12A/847; 12A/995; 12A/764; 12A/974; 12A/729; 12B/512; 12B/513, 183737, 183738, 183739, 12B/113, 5344, 5345, 12B/163; Post registration search copies of the following titles showing registration of the Otago Encumbrance: 18C/1080, 43458, 43459, 43461 and 43462.

SCHEDULE 8 - ADJUSTMENT STATEMENT AND ADJUSTMENT AMOUNT

1.	PREPARATION OF ADJUSTMENT STATEMENT

1.1	Vendor to prepare: No later than ten Business Days after Completion, the Vendor must prepare and forward to the Consultant

(a)	a draft Adjustment Statement showing the Vendor’s calculation of:

(i)	the Actual Harvest Volume;

(ii)	the Planned Harvest Volume;

(iii)	the Adjustment Amount; and

(iv)	the proposed allocation of the Adjustment Amount to the Purchase Price payable for the particular Asset in each case calculated as at the Calculation Time; and

(b)	information to support the preparation of the draft Adjustment Statement calculation of the items in clause 1.1(a) of this Schedule 8 above, including copies of all data on which they are based.

1.2	Review:

(a)	The Vendor must cause the Consultant to within 20 Business Days of the provision of the draft Adjustment Statement under clause 1.1 of this Schedule 5:

(i)	review the draft Adjustment Statement and calculation of the Adjustment Amount; and

(ii)	provide the Vendor and the Purchaser with an opinion as to whether the information upon which the draft Adjustment Statement and Adjustment Amount is based has been correctly extracted from the relevant forest records and is correct as at the Calculation Time and, if not, its opinion as to the required corrections and its calculation of the Adjustment Amount, together with copies of working papers relating to the review and the preparation of the opinion.

(b)	The costs of the Consultant will be borne equally by the Vendor and the Purchaser.

1.3	Provision of information and retention of records: The Purchaser and the Vendor must:

(a)	provide or ensure the provision of all information and assistance (including access to all relevant books and records) which may be reasonably required by the Consultant in connection with its review under clause 1.2 of this Schedule 8; and

(b)	cooperate fully with each other and the Consultant in relation to the review and the preparation of its opinion.

1.4	Provision of Adjustment Statement and Consultant’s opinion: Within five Business Days of receiving the Consultant’s opinion referred to in clause 1.2(a) of this Schedule 8, the Vendor will deliver to the Purchaser:

(a)	a copy of the draft Adjustment Statement together with information to support its preparation, including copies of all data on which they are based;

(b)	a copy of the Consultant’s opinion together with copies of working papers relating to the review and the preparation of the opinion received from the Consultant.

2.	REVIEW OF ADJUSTMENT STATEMENT AND ADJUSTMENT AMOUNT

2.1	No objection by Purchaser: Unless the Purchaser, within 10 Business Days after receipt of the draft Adjustment Statement and the Consultant’s opinion under clause 1.4 of this Schedule 5, gives the Vendor notice of any clarifications or modifications that the Purchaser believes are required to the draft Adjustment Statement or the Adjustment Amount and the reasons why the Purchaser believes these clarifications and modifications are required, the draft Adjustment Statement and any Adjustment Amount will be taken to be the agreed Adjustment Statement and Adjustment Amount for the purposes of the Agreement.

2.2	Agreed clarifications or modifications: If:

(a)	the Purchaser, within 10 Business Days after receipt of the draft Adjustment Statement and the Consultant’s opinion under clause 1.4 of this Schedule 8, gives the Vendor notice under clause 2.1 of this Schedule 8; and

(b)	within 10 Business Days after the Purchaser gives the Vendor notice under clause 2.1 of this Schedule 8, the Purchaser and the Vendor agree in writing the clarifications or modifications that are required, then:

(c)	the Vendor must, within 5 Business Days after reaching that agreement, prepare and provide to the Purchaser a revised Adjustment Statement and Adjustment Amount, in each case strictly reflecting the agreed clarifications or modifications; and

(d)	the revised Adjustment Statement and Adjustment Amounts set out in the revised statement will be taken to be the agreed Adjustment Statement and Adjustment Amounts for the purposes of this Agreement.

2.3	Requested clarifications or modifications not agreed: If:

(a)	the Purchaser, within 10 Business Days after receipt of the draft Adjustment Statement and the Consultant’s opinion under clause 1.4(a) of this Schedule 8, gives the Vendor notice under clause 2.1 of this Schedule 8;

(b)	within 10 Business Days after the Purchaser gives the Vendor notice under clause 2.1 of this Schedule 8 the Purchaser and the Vendor do not reach agreement on the relevant clarifications or modifications, then at any time within a further 10 Business Days after expiry of the initial 10 Business Days the Purchaser or the Vendor may refer the dispute for Expert Determination; and

(c)	on the determination of the dispute (or on the expiry of the second 10 Business Day period referred to in clause 2.3(b) of this Schedule 5 if no party refers the dispute for Expert Determination the draft Adjustment Statement and Adjustment Amount (amended if necessary to take into account any applicable determination) will be taken to be the agreed Adjustment Statement and Adjustment Amount for the purposes of this Agreement.

SCHEDULE 9 - HARVESTING PLAN

Planned Harvest Volume – RNZ Assets: Principal Completion Date (1 January 2005 – 30 September 2005)

Region	Harvest Volume (cubic metre)	Forest	Sale Areas
Southland	275,198	Blackmount	04T	610-03
			600-03	611-01
		Catlins	011-01	099-99
			012-01	099-99D
012-01D
		Hokonui	004-03
018-01WT
032-01
		Longwood	032-13C
222-05D
222-06D
		McCrosties	301-02	308-02	309-02
			307-02	308-03WT	310-01
			307-02WT	309-01	311-01
			308-01	309-01WT	312-01
313-02
		Rowallen	252-01R	511-03D
			252-03	548-02
			511-01D	549-01
			511-02D	549-02
		Slopedown	05T	018-01	112-03
			015-01	109-03A	113-01
			015-02	110-01	113-04
			016-02	112-01	114-03
			016-03	112-02

Northland	41,952	Glenbervie	16503	40001+02	60603
			16602-05	60404	15301
			16502	201R1	15601
			16504	02501	401R1
			16601	61504

Region	Harvest Volume (cubic metre)	Forest	Sale Areas

Southern North Island	49,287	Lismore	04303	04402	4105R
			04306	000601	1501R
			04305	000301
		Waitarere	01201	001	07203
			01601	07301	03201P
			5001	03401	03701
		Manakau	0204R
			2017
		Kohitere	00504
			00502

Marlborough	48,797	Queen Charlotte	004	2024	2135

			2012	2026	20510
			2023
TOTAL	415,234